Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

LSF PICKENS HOLDINGS, LLC

and

NEW RESIDENTIAL INVESTMENT CORP.

with respect to all of the issued and outstanding share capital of

CALIBER HOME LOANS, INC.

Dated as of April 14, 2021

Table of Contents
(Continued)

Table of Contents
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DISCLOSURE SCHEDULE

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of April 14, 2021, by and between LSF Pickens Holdings, LLC, a Delaware limited liability company (“Seller”), Caliber Home Loans, Inc., a Delaware corporation (the “Company”), and New Residential Investment Corp., a Delaware corporation (“Buyer”).  Seller, Buyer and the Company are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller is the owner of 119,172,000 shares of common stock, par value $0.0001 per share, of the Company, which represent all of the issued and outstanding shares of the Company (the “Shares”); and

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1          Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“280G Stockholder Approval Requirements” has the meaning set forth in Section 6.11.

“Action” means any action, suit, arbitration or proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any court, arbitrator or other Applicable Authority.

“Additional Adjustment Amount” means the adjustment amount as set forth on Schedule 1.1(e).

“Adjustment Escrow Amount” means Thirty Million Dollars ($30,000,000).

“Affiliate” means, (a) with respect to any specified Person (other than Seller, the Company, Buyer and their respective Subsidiaries), any other Person which, directly or indirectly, controls, is under common control with or is controlled by, such specified Person and (b) with respect to Seller and the Company, Seller and the Company and their respective Subsidiaries, and with respect to Buyer, Buyer and its Subsidiaries.  The term “control” (including the terms “controlling,” “under common control with” and “controlled by”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of the outstanding voting securities, by contract or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.19.

“Agency” means FHA, VA, HUD, RD, Fannie Mae, Freddie Mac, and Ginnie Mae, as applicable.

“Agreement” means this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended, restated or otherwise modified from time to time.

“Antitrust Approvals” means the expiration (or early termination, if available) of any waiting period under the HSR Act.

“Antitrust Law” has the meaning set forth in Section 6.4(b).

“Applicable Authority” means any Governmental Authority or any Agency.

“Applicable Requirements” means, with respect to a residential mortgage loan, the terms of (i) the mortgage and mortgage note, (ii) all applicable Laws, and (iii) all requirements of, or responsibilities and obligations to, an applicable Agency, including all applicable servicing agreements and the Agency guides.

“Approved Financing” has the meaning set forth in Section 6.10(a).

“Approved Retention Amount” means the amounts set forth on Schedule 1.1(a).

“Benefit Plans” has the meaning set forth in Section 4.9(a).

“Burdensome Condition” has the meaning set forth in Section 6.3(b).

“Business” means the Company’s and its Subsidiaries’ business of originating, selling and servicing residential mortgage loans in all fifty (50) states, the District of Columbia, Guam, Puerto Rico and the United States Virgin Islands.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the States of New York or Texas are authorized or required by Law or other action of a Governmental Authority to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Covered Employee” has the meaning set forth in Section 6.17(a).

“Buyer Group Members” means Buyer and any of its Related Parties.

“Buyer Plans” has the meaning set forth in Section 6.6(c).

“Buyer Releasee” has the meaning set forth in Section 10.2(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Closing” means the closing of the sale and purchase of the Shares contemplated hereby.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Statement” has the meaning set forth in Section 2.4(a).

“Closing Payment Amount” has the meaning set forth in Section 2.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended (including any successor Law thereto).

“Company” has the meaning set forth in the Preamble.

“Compliant” means, with respect to the Required Information, that (a) such Required Information, when taken as a whole (after giving effect to all supplements and updates thereto), shall not contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries or omit to state any material fact regarding the Company or any of its Subsidiaries necessary in order to make such Required Information not materially misleading, (b) the Company’s independent auditors have not withdrawn (or have withdrawn and reissued)  any audit opinion with respect to the audited financial statements contained in such Required Information or (c) the financial statements included in such Required Information would not be deemed stale or otherwise be unusable (A) under the rules and regulations of the United States Securities and Exchange Commission or any rule or regulation of any securities exchange upon which the securities of Buyer are listed or traded or (B) under customary practices for offerings and private placements of securities under Rule 144A promulgated under the Securities Act or otherwise and, in each such case, are sufficient to permit the independent auditors of the Company and its Subsidiaries to issue a customary comfort letter to the Financing Sources, including as to customary negative assurances and change period, in order to consummate an offering of securities as part of the Financing.

“Confidential Information” means all non-public, confidential or proprietary information relating to the Company, its Subsidiaries or the Business, including:

(a)          all information concerning data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures;

(b)          all information concerning the business and affairs of the Company and its Subsidiaries, including historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented; and

(c)          solely with respect to Section 6.18(a), shall also include all non-public,  confidential or proprietary information relating to Buyer and its Subsidiaries and any non-public information relating to the transactions contemplated hereby, including the Disclosure Schedule, any negotiations among the Parties and the Related Parties with respect to the transactions contemplated hereby and discussions with any Applicable Authority.

“Confidentiality Agreement” means the non-disclosure and confidentiality agreement, dated January 31, 2021, between the Company and the Receiving Party (as defined therein) relating to the transactions contemplated hereby, as amended, restated or otherwise modified from time to time.

“Continuing Employees” has the meaning set forth in Section 6.6(a).

“Contract” means any written contract, license, loan agreement, deed of trust, commitment, lease, sublease, note, bond, mortgage, indenture or other agreement that, in each case, is legally binding.

“Current D&O Insurance” has the meaning set forth in Section 6.8(b).

“D&O Indemnitee” has the meaning set forth in Section 6.8(a).

“D&O Tail Insurance” has the meaning set forth in Section 6.8(b).

“Data Room” means the online data room maintained by Seller or its Subsidiaries for purposes of the transactions contemplated hereby and by the Related Agreements, including any separate data room or folders marked “clean room,” in each case to the extent made available to Buyer or any of its Representatives.

“Debt Financing” means any debt financing incurred or intended to be incurred by Buyer or any of its Subsidiaries (i) in order to finance all or a portion of the transactions contemplated hereby, including the payment of the Purchase Price, and/or (ii) otherwise effected in connection with, or during the pendency of, the transactions contemplated hereby.

“Debt Financing Commitment Letters” means the commitment letters set forth on Schedule 1.1(b), as amended, modified, supplemented, extended or replaced from time to time in compliance with this Agreement.

“Debt Financing Documents” means the credit agreements, note purchase agreements, indentures and other definitive documentation and any related security agreements pursuant to which the Debt Financing will be governed.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller and the Company to Buyer on the date hereof.

“Disputed Item” has the meaning set forth in Section 2.4(c).

“Disqualified Individual” has the meaning set forth in Section 6.11.

“DOJ” has the meaning set forth in Section 6.4(b).

“Dollar” or “$” means the lawful currency of the United States of America.

“Employee” means any individual employed by the Company or any of its Subsidiaries.

“Enforceability Exceptions” means principles of equity and bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally.

“Equity Financing” means any contemplated issuance or offering of equity or equity-linked securities by Buyer or any of its Subsidiaries (i) intended to finance all or a portion of the transactions contemplated hereby, including the payment of the Purchase Price, and/or (ii) otherwise effected in connection with, or during the pendency of, the transactions contemplated hereby.

“Equity Financing Documents” means any engagement letters, fee letters, purchase agreements, placement agreements, underwriting agreements, investment agreements or other definitive documentation and related agreements entered into in connection with the Equity Financing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A or any successor thereto.

“Escrow Agreement” means an escrow agreement entered into on the Closing Date by and among Buyer, Seller and the Escrow Agent, in customary form reasonably satisfactory to the parties thereto.

“Estimated Purchase Price” has the meaning set forth in Section 2.3(b).

“Excess Parachute Payments” has the meaning set forth in Section 6.11.

“Existing Financing Amendments” means (a) the amendment and modification of the Company’s and its Subsidiaries’ MSR, warehouse and servicer advance financing facilities to occur before or contemporaneously with the Closing as requested by Buyer such that they will remain in effect without any event of default or amortization event arising solely because of the occurrence of the Closing and upon giving effect to the Closing and (b) the refinancing of the notes issued by the GMSR Master Trust before or contemporaneously with the Closing as requested by Buyer (so long as the terms of such refinancing, if they occur before the Closing, are acceptable to Buyer and Seller).

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“FHA” means the Federal Housing Administration, or any successor thereto.

“Final Closing Date Statement” has the meaning set forth in Section 2.4(c).

“Financial Statements” means the following:

(a)          the unaudited consolidated balance sheets of the Company for the two month period ending on February 28, 2021, the unaudited consolidated statements of operations for the two month period ending on February 28, 2021, the unaudited consolidated statements of changes in stockholder’s equity for the two month period ending on February 28, 2021 and the unaudited consolidated statements of cash flows for the two month period ending on February 28, 2021, each of which are included in the Disclosure Schedule; and

(b)          the audited consolidated balance sheets of the Company as of December 31, 2020, 2019 and 2018, the audited consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, the audited consolidated statements of changes in stockholder’s equity for the years ended December 31, 2020, 2019 and 2018, and the audited consolidated statements of cash flows for the years ended December 31, 2020, 2019 and 2018, each of which are included in the Disclosure Schedule.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Documents” means the Debt Financing Documents and the Equity Financing Documents.

“Financing Sources” means the Persons that have committed or will commit to provide or arrange or otherwise have entered into agreements in connection with the Financing or alternative financings in connection with, or during the pendency of, the transactions contemplated hereby, including the parties named in any debt commitment letters, engagement letters, joinder agreements, indentures, credit agreements, underwriting agreements, purchase agreements, placement agreements,  or similar agreements entered into pursuant thereto or relating thereto, together with their respective officers, directors, employees, attorneys, partners (general or limited), Affiliates, advisors, members, managers, agents and representatives acting for such Persons in connection with the Financing.

“Fraud” means a knowing and intentional misrepresentation in respect of (a) a representation or warranty made by Seller in Article 3 (Representations and Warranties of Seller) or made by the Company in Article 4 (Representations and Warranties of the Company) or (b) any certificate required to be delivered by Seller or the Company at the Closing hereunder, in each case as qualified by the Disclosure Schedule; provided that such representation, warranty or certification was made (i) with actual knowledge (excluding imputed or constructive knowledge) that such representation, warranty or certification is false when made, (ii) with an intention to induce the party hereto to whom the representation, warranty or certification was made to act or refrain from acting in reliance upon it, (iii) causing such party hereto to whom the representation, warranty or certification was made, reasonably or justifiably relying on such false representation, warranty or certification, to take or refrain from taking action and (iv) causing damage.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“FTC” has the meaning set forth in Section 6.4(b).

“Fundamental Representations of Buyer” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a)(ii) and Section 5.8.

“Fundamental Representations of Seller” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a)(ii) and Section 3.4.

“Fundamental Representations of the Company” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(ii) and Section 4.18.

“Funding Financing” has the meaning set forth in Section 6.10(a).

“GAAP” means United States generally accepted accounting principles as in effect as of the time of the applicable Financial Statements.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“GMSR Master Trust” means CHL GMSR Master Trust, a Delaware statutory trust.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement, and the “Governing Documents” of a limited liability company are its certificate of formation and limited liability company agreement or operating agreement.

“Governmental Authority” means any foreign or domestic federal, state or local government or quasi-governmental authority, including any regulatory, licensing authority or self-regulatory organization, or any department, subdivision, court, arbitral body, or other tribunal of any of the foregoing.

“Governmental Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Applicable Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indebtedness” means, with respect to the Company and its Subsidiaries on a consolidated basis, without duplication:  (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or other similar instruments or, in each case and only to the extent drawn by the counterparty thereto, letters of credit or performance bonds; (c) obligations under derivative financial instruments, including interest rate swaps; (d) any amount due under credit agreements, note purchase agreements, indentures and other definitive documentation and any related security agreements, including any accrued and unpaid interest thereon and any premiums, fees and expenses related to the repayment thereof currently owing and payable with respect to such agreements; (e) obligations for any deferred purchase price of property, stocks or assets with respect to which the Company or any of its Subsidiaries is liable (but excluding earn-outs not yet earned); (f) that portion of any obligation under any capitalized lease that is classified, in conformity with GAAP, as a liability on the balance sheet of the Company and its Subsidiaries; (g) accrued and unpaid interest, if any, on any of the foregoing and all make-whole amounts, prepayment penalties, breakage fees and other exit fees currently owing and payable with respect to such agreements; and (h) all guarantees of the obligations of other Persons described in the immediately precedent clauses (a) through (g).

“Insurance Policies” has the meaning set forth in Section 4.8.

“Intellectual Property” means all intellectual property of any type or nature, including (a) all patents, patent applications and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith and (d) all trade secrets and confidential business information (including research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals).

“Investment Professional” has the meaning set forth in Section 6.18(c).

“Investor” means any third party public or private investor that has purchased, or is designated and has agreed to purchase, any Mortgage Loans from the Company, including any Agency, but excluding any securitization financing facility.

“IRS” means the United States Internal Revenue Service, or any successor agency thereto.

“Knowledge of the Company” means the actual knowledge of Sanjiv Das, William Dellal, Vasif Tamjeed Imtiazi, Jordan Licht and Gregory Smallwood, in each case, after reasonable inquiry of such individual’s direct reports; provided that the fact that any Person is included herein shall not operate as a waiver of any applicable legal privilege to which the Company is entitled.

“Latest Balance Sheet” means December 31, 2020.

“Law” means any laws, statutes, orders, rules, regulations and ordinances of Governmental Authorities or Governmental Order.

“Leakage Amount” means, without duplication, the aggregate amount of payments made, value transferred or liabilities assumed, directly or indirectly, by the Company or any of its Subsidiaries, whether in cash, cash equivalents or other assets or properties to, on behalf of, or for the benefit of, Seller or any Related Party of Seller, during the period from (but including) the date of the Latest Balance Sheet to (and including) the Closing Date, including, without duplication (and in each case directly or indirectly, but for the avoidance of doubt in each case excluding any Permitted Leakage Amount):

(a)          any dividend or distribution (cash or non-cash) declared, paid, made, agreed or obligated to be made by the Company or its Subsidiaries for the benefit of Seller or any Related Party of Seller or any return of capital, redemption, repurchase, repayment, profit or other payment in respect of any equity, debt or other interests of the Company or its Subsidiaries for the benefit of Seller or any Related Party of Seller (for the avoidance of doubt, in each case other than dividends or distributions to the Company or its wholly-owned Subsidiaries from a wholly-owned Subsidiary of the Company);

(b)          any transfer of assets of the Company or its Subsidiaries to or for the benefit of Seller or any Related Party of Seller;

(c)          any assumption, indemnification, payment, discharge or incurrence by the Company or its Subsidiaries of any liability of, or to or for the benefit of, Seller or any Related Party of Seller, other than pursuant to the VOLT and COLT mortgage loan purchase, securitization and servicing agreements set forth on Schedule 4.7(a)(xiii);

(d)          any interest payment, principal repayment, penalty or other payment in respect of any (A) Indebtedness between (i) the Company or its Subsidiaries, on the one hand, and (ii) Seller or any Related Party of Seller, on the other hand or (B) Indebtedness of Seller or any Related Party of Seller by the Company or any of its Subsidiaries;

(e)          any payment to, or assumption of liability of, Seller or any Related Party of Seller under any Contract or otherwise between the Company and its Subsidiaries, on the one hand, and Seller or any Related Party of Seller, on the other hand, including any consultant, advisory, management, monitoring, service, member or other fees, charges or compensation of a similar nature paid, in each case other than under the Non-Leakage Affiliate Contracts as in effect on the date hereof;

(f)          any payments made to a director, executive officer or employee of the Company, in each case that is also a Related Party of Seller, other than payments made in connection with such Person’s services as a director, executive officer or employee pursuant to any plan or arrangement in effect on the date of the Latest Balance Sheet and made available to Buyer prior to the date hereof (and for the avoidance of doubt, without amendment thereof following the date hereof) and otherwise not prohibited pursuant to the provisions of Section 6.2 in the ordinary course of business and not connected with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any Seller Transaction Expenses);

(g)          any payment or other transfer of value or assumption of liability by the Company or any of its Subsidiaries to Seller or any Related Party of Seller under any servicing or transition services or comparable agreement with Seller or any Related Party of Seller (other than the Non-Leakage Affiliate Contracts, including the VOLT and COLT mortgage loan purchase, securitization and servicing agreements set forth on Schedule 4.7(a)(xiii)); and

(h)          any agreement to enter into or carry out any of the actions or transactions referred to in clauses (a) to (g) above.

For the avoidance of doubt, “Leakage Amount” shall not include payments, distributions or transfers from the Company or any of its Subsidiaries to Seller or any Related Party of Seller to the extent such payment, distribution of transfer is made by the Company or its applicable Subsidiary in its capacity as agent or custodian for Seller or any Related Party of Seller in VOLT and COLT transactions in the ordinary course of business and the amounts so paid, distributed or transferred (i) were not reflected as funds or assets belonging to the Company or any of its Subsidiaries on the Latest Balance Sheet and (ii) are designated by the Company as assets held by the Company for the benefit of Seller or its Related Parties. In no event shall “Leakage Amount” include any Seller Transaction Expenses.

“Leased Real Property” has the meaning set forth in Section 4.14(a).

“Lien” means any lien, encumbrance, mortgage, charge, claim, restriction, pledge, security interest, title defect, easement, right of way, covenant, encroachment, security interest, option, title retention or other security arrangement in or on any asset, property or property interest.

“Lookback Date” means January 1, 2019.

“Loss” means any loss, liability, claim, damage, cost, expense, interest, award, judgment, penalty or Tax.

“LTIP” means the LSF6 Mid-Service Holdings 2016 Long-Term Incentive Plan, as amended, and the award agreements thereunder, and that certain letter agreements dated as of February 8, 2016 between Sanjiv Das and LSF6 Mid-Servicer Holdings, LLC, as amended by that certain letter agreement dated March 13, 2018 with Sanjiv Das and LSF6 Mid-Servicer Holdings, LLC.

“LTIP Closing Amount” means an amount in cash equal to the aggregate amounts payable to the participants under the LTIP with respect to the Closing Payment Amount, including the employer portion of all related payroll Taxes.

“LTIP Escrow Amount” means an amount in cash equal to the aggregate amounts payable to the participants under the LTIP with respect to the payment to Seller of any portion of the Adjustment Escrow Amount pursuant to Section 2.4(g), including the employer portion of all related payroll Taxes.

“Marketing Efforts” means (a) participation by the senior management team of the Company and its Subsidiaries in the preparation of the Marketing Material and any reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions related thereto, all with reasonable prior notice at reasonable times and locations, including coordinating direct contact (which may involve one-on-one meetings) between such senior management team of the Company and its Subsidiaries, on the one hand, and the actual or potential lenders or investors, on the other hand, and (b) the delivery of customary authorization letters and confirmations in connection with the Marketing Material with respect to the presence or absence of material non-public information and material accuracy of the information contained therein; provided, however, that such letters and confirmations shall state that the recipients of such Marketing Material shall be entitled to rely only on the representations and warranties with respect to information contained in the Marketing Material as set forth in the Financing Documents.

“Marketing Material” means a customary “public side” bank book, a customary “private side” bank book, customary roadshows or lender or investor presentations, registration statements, reports under the Securities Exchange Act of 1934, as amended, offering memoranda, prospectuses, private placement memoranda and other customary marketing materials reasonably requested by Buyer regarding the Business, operations, financial condition, projections and prospects of the Company and its Subsidiaries to be used by Buyer and the Financing Sources in connection with the Financing and/or the other transactions contemplated by this Agreement.

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the Business, assets, liabilities, or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (b) would reasonably be expected to prevent or materially delay Seller or the Company from consummating, or materially impair Seller’s or the Company’s ability to consummate, the transactions contemplated by this Agreement; provided, however, that any circumstance, change, effect, event, occurrence, state of facts or development to the extent attributable to any of the following shall not, individually or in the aggregate, constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) general economic, business, political, regulatory industry, trade or credit, financial or capital market conditions in the United States, including any conditions affecting generally the industries or markets in which the Company and its Subsidiaries operate; (ii) earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events; (iii) any Public Health Event and Public Health Measures; (iv) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (v) any changes or prospective changes in Law or accounting rules, including the interpretations thereof, or any changes after the date hereof in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, trade or political conditions; (vi) changes in the economy or financial or banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any broad market index, generally in the United States or any market as to which the pricing of residential asset backed securities is tied or linked; (vii) the taking of any action expressly required by this Agreement or the Related Agreements; (viii) the negotiation, entry into or public announcement of this Agreement or pendency of the transactions contemplated by this Agreement in and of itself (provided that the exception in this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby); (ix) the taking of any action at the express written request of, or with the express written approval from, Buyer; and (x) the failure by the Company or its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure in this clause (x) may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur); provided that, in the case of clauses (i), (ii), (iii), (iv), (v), or (vi) above, if such circumstance, change, effect, event, occurrence, state of facts or development materially and disproportionately affects the Company and its Subsidiaries taken as a whole, as compared to other non-bank Persons or businesses that operate in the mortgage origination and servicing industry, then such circumstance, change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur.  For the avoidance of doubt, any Action, restriction, fine, Loss, order, cost, limitation or other action imposed by an Applicable Authority specifically against the Company or any of its Subsidiaries, and not generally applicable to other non-bank Persons or businesses that operate in the mortgage origination and servicing industry, may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Proprietary Software” has the meaning set forth in Section 4.6(a).

“Maximum Amount” has the meaning set forth in Section 6.8(b).

“Mayer Brown” means Mayer Brown LLP and its associated legal practices that are separate entities, including Mayer Brown International LLP, Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados.

“Mortgage Loans” means loans secured by a 1-to-4 family residential property located in the United States, whether in the form of a mortgage, deed of trust, or other equivalent security instrument creating a lien on such property of a borrower, which was obtained for consumer, household or family purposes.

“MSR” means the contractual right to receive servicing fees and other remuneration in exchange for performing loan servicing functions on behalf of investors in mortgage loans and securities.

“Non-Leakage Affiliate Contracts” means all Affiliate Contracts listed on Schedule 4.19, other than (a) items 2, 8 and 9 of Schedule 4.19, and (b) items 13 to 18 of Schedule 4.7(a)(xiii) as incorporated by reference in Schedule 4.19.

“Objection Notice” has the meaning set forth in Section 2.4(c).

“Open Source License” means any license or distribution model listed on www.opensource.org/licenses/index.php or any successor website thereof.

“Parties” has the meaning set forth in the Preamble.

“Permit” means any license, franchise, permit, certificate, approval, variance, waiver, certificate of occupancy, Governmental Order or other similar authorization issued by any Person, including any Governmental Authority or Agency.

“Permitted Leakage Amount” means (without duplication) the sum of (a) all fees paid, expenses reimbursed or other amounts paid to any Related Party of Seller in the ordinary course of business to the extent expressly required by and in accordance with the terms of any Non-Leakage Affiliate Contracts as in effect on the date hereof or any other Contract to the extent relating to the sale or servicing of Mortgage Loans (and related MSRs) entered into following the date of this Agreement to the extent the entrance of such Contract is permitted pursuant to the provisions of Section 6.2 or is entered into with the prior written consent of Buyer and in each case (A) on an arms’ length basis and terms consistent in all material respects with those Contracts relating to the sale or servicing of Mortgage Loans (and related MSRs) entered into with third parties and (B) excluding for the avoidance of doubt, any payments, recoveries or liabilities in respect of claims against the Company or its Subsidiaries for breach, non-performance or other similar claims under Non-Leakage Affiliate Contracts or such other Contracts, (b) any indemnification, reimbursement or advancement of expenses of any director, manager or officer of the Company or any of its Subsidiaries pursuant to and required by (x) the organizational documents of the Company or such Subsidiary or (y) any ordinary course indemnity or similar staffing agreement between such directors, managers and officers and the Company or any of its Subsidiaries and any such Person as set forth on Schedule 4.19 and as in effect on the date hereof, in each case, during the period from (but including) the date of the Latest Balance Sheet to (but including) the Closing Date and (c) any payments made, value transferred or liabilities assumed, directly or indirectly, by the Company or any of its Subsidiaries, whether in cash, cash equivalents or other assets or properties to, on behalf of, or for the benefit of, Seller or any Related Party of Seller, during the period from (but including) the date of the Latest Balance Sheet to (and including) the Closing Date, in each case, to which Buyer has consented in advance in writing, which writing references this definition and expressly confirms that the specific dollar amounts in question are Permitted Leakage Amount (for the avoidance of doubt, the approval of any cash dividend pursuant to Section 6.21 or otherwise shall constitute Leakage Amount and shall not be Permitted Leakage Amount).

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other common law or statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and as to which there is no default on the part of the Company or any of its Subsidiaries; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations; (d) Liens of lessors and licensors arising under lease agreements or license arrangements; (e) any restriction on transfer arising under any applicable securities laws, (f) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) licenses of Intellectual Property granted in the ordinary course of business; (h) gaps in the chain of title of Intellectual Property applications or registrations that are evident from the records of the relevant Governmental Authority maintaining such applications or registrations; (i) Liens arising under or created by this Agreement or any of the Related Agreements; (j) Liens created by Indebtedness of the Company and its Subsidiaries set forth on Schedule 4.4(d); and (k) Liens set forth in Schedule 1.1(c) of the Disclosure Schedule.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority, Agency or any other entity of any kind.

“Pre-Closing Period” means any Taxable period ending on or before the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 2.3(b).

“Protected Communications” means any and all legally privileged communications in whatever form, whether written, oral, video, electronic or otherwise, between or among any of Seller, the Company, their respective Subsidiaries, and any of their respective Related Parties (including any former, current or future director, officer, manager, trustee, general or limited partner, member), on the one hand, and their legal counsel (including Mayer Brown), on the other hand, relating to or in connection with this Agreement, the events and negotiations leading to this Agreement and any of the transactions contemplated herein.

“Public Health Event” means any disease outbreak, cluster, epidemic, pandemic, plague, regardless of stage, including the outbreak or escalation of the COVID-19 coronavirus or any evolutions thereof or any related outbreaks, in each case, materially affecting the jurisdictions in which the Company or its Subsidiaries operate.

“Public Health Measures” means any applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in response to a Public Health Event, in each case, materially affecting the jurisdictions in which the Company or its Subsidiaries operate.

“Purchase Price” means the Estimated Purchase Price (as finally determined pursuant to Section 2.4).

“RD” means Rural Development, an agency of the United States Department of Agriculture, and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to Rural Development.

“Real Property Leases” has the meaning set forth in Section 4.14(a).

“Referral Firm” has the meaning set forth in Section 2.4(f).

“Registered Intellectual Property” has the meaning set forth in Section 4.6(a).

“Related Agreement” means the Confidentiality Agreement and the Escrow Agreement.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Related Party” means with respect to any specified Person, (a) any other Person which, directly or indirectly, controls, is under common control with or is controlled by, such specified Person, or (b) any Person who serves as a director, officer, manager, trustee, employee, general or limited partner, member or in a similar capacity of such specified Person or any of the foregoing; provided that, with respect to Seller, “Related Party” shall not include the Company and its Subsidiaries and their respective directors, officers, employees or Persons serving in a similar capacity. For the avoidance of doubt, the immediately preceding proviso shall not exclude from the definition of Related Party any Person who is as a director, officer, employee or Person serving in a similar capacity of the Company or its Subsidiaries who is also otherwise a Related Party of Seller.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, employees, agents, attorneys, consultants, accountants, Financing Sources and other advisors.

“Required Condition” has the meaning set forth on Schedule 1.1(d).

“Required Information” means (a) the Financial Statements, (b) any Subsequent Unaudited Quarterly Financial Statements and Subsequent Audited Annual Financial Statements, and (c) any other financial data and other financial information regarding the Company and its Subsidiaries, in the case of clause (c), that is requested by Buyer on a date that allows the Company reasonably sufficient time to prepare such information, taking into account the other business and operational priorities of the Company at the time of such request (including, for the avoidance of doubt, with sufficient time to prepare such information prior to the Termination Date, as such date may be extended in accordance with Section 9.1(b)), and (i) that is reasonably requested by Buyer in connection with Buyer’s preparation of pro forma financial statements for Buyer and its Subsidiaries (giving effect to the transactions contemplated hereby and other appropriate matters), or (ii) that would be of the type and form that are customarily included in offerings or placements of securities, or (iii) that would otherwise be of the type, form and substance reasonably necessary for an investment bank to receive customary comfort from auditors (including “negative assurance” comfort and change period comfort).

“Required Regulatory Approvals” means the actions, filings or approvals set forth in Schedule 1.2 of the Disclosure Schedule.

“Response Period” has the meaning set forth in Section 2.4(c).

“Restraint” has the meaning set forth in Section 9.1(e).

“Restrictive Open Source License” has the meaning set forth in Section 4.6(f).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Group Members” means Seller, the Company and their respective Related Parties.

“Seller Information” means all information concerning the business and affairs of Seller and its Related Parties, including information with respect to any assets owned by Seller or its Related Parties that are serviced by the Company or its Subsidiaries, including any communications made by Seller or its Related Parties to the Company or its Subsidiaries in connection with such servicing.

“Seller Releasee” has the meaning set forth in Section 10.2(a).

“Seller Releasors” has the meaning set forth in Section 10.2(b).

“Seller Transaction Expenses” means to the extent not paid by Seller prior to the Closing Date or by the Company or its Subsidiaries prior to the date of the Latest Balance Sheet, (a) all transaction fees and expenses incurred prior to or at Closing by or on behalf of the Company or any of its Subsidiaries in respect of this Agreement and the transactions contemplated hereby, including those of all attorneys, accountants, consultants, experts, investment bankers or other professionals, if any, engaged by or on behalf of the Company or any of its Subsidiaries (or Seller or its Related Parties to the extent an obligation of the Company or its Subsidiaries) in respect of the transactions contemplated by this Agreement, (b) the LTIP Closing Amount (excluding, for the avoidance of doubt, the LTIP Escrow Amount), (c) except for the Approved Retention Amount (to the extent allocated in accordance with Schedule 1.1(a)), any transaction or sale bonus, retention, change in control, severance or similar payment payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement and the employer portion of any Taxes payable with respect thereto (excluding, for the avoidance of doubt, any payments payable pursuant to arrangements established by any Buyer Group Member after the Closing or as a result of any termination of employment of, or diminution or change to the duties of, any officer or employee of the Company or its Subsidiaries at the direction of Buyer), (d) fifty percent (50%) of all fees and expenses of the Escrow Agent under the Escrow Agreement and (e) any costs, fees and expenses as set forth on Schedule 1.1(e). Notwithstanding anything to the contrary herein, “Seller Transaction Expenses” shall exclude any costs, fees and expenses related to or incurred in connection with (A) obtaining D&O Tail Insurance pursuant to Section 6.8, (B) the Financing by or on behalf of Buyer and (C) obtaining any consents under the Company’s existing loan facilities.

“Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to an Applicable Authority, Seller or any of its Related Parties or another third party to service and administer Mortgage Loans.

“Servicing Transfer Assistance Agreement” means that certain Servicing Transfer Assistance Agreement, effective as of March 19, 2021, by and among the Company, as servicer, and each of LSF8 Mortgage Holdings, LLC, LSF9 Mortgage Holdings, LLC, LSF10 Mortgage Holdings, LLC, LSF11 Mortgage Holdings, LLC, LSRMF Acquisitions I, LLC, LSRMF Mortgage Holdings II, LLC and LSRMF Acquisitions II, LLC.

“Shares” has the meaning set forth in the Recitals.

“Solvent” has the meaning set forth in Section 5.9.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsequent Audited Annual Financial Statements” has the meaning set forth in Section 6.10(a).

“Subsequent Unaudited Quarterly Financial Statements” has the meaning set forth in Section 6.10(a).

“Subsidiaries” means, with respect to any Person (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, general partner or manager of such partnership, association or other business entity. For the avoidance of doubt, with respect to the Company, the term “Subsidiary” shall include each of the Company’s direct and indirect Subsidiaries listed in Schedule 4.1(c) of the Disclosure Schedule.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any United States federal, state or local, non-United States or other net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital stock, withholding, payroll, estimated, employment, disability, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), escheat, estimated, alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, however denominated including any interest, penalties or additions to tax incurred under Law with respect to the foregoing.

“Tax Representations” has the meaning set forth in Section 4.11.

“Tax Returns” means any report, declaration, claim for refund, return (including any information return) or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing, Tax indemnification agreement or any other agreement or arrangement (including any provision of a Contract) pursuant to which any Person is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Termination Fee” is defined in Section 9.2(b)(i).

“VA” means the United States Department of Veterans’ Affairs or any successor thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Willful Breach” means, with respect to any Person, a material breach of this Agreement by such Person that is a consequence of an act or omission by such Person taken with the knowledge and intention of such Person that taking such act or failure to take such act would be a material breach of this Agreement. For avoidance of doubt, the failure of a Party to consummate the Closing when required pursuant to Article 2 shall be a Willful Breach of this Agreement.

1.2          Interpretation.

(a)          The table of contents and the headings of the Articles, Sections and subsections included in this Agreement and the Exhibits hereto and the various headings of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement, such Exhibit or the Disclosure Schedule or be given any effect in interpreting this Agreement, the Disclosure Schedule or any Exhibits hereto.  Unless the context otherwise requires, references in this Agreement to: (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section or Subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority or Agency, to any Person(s) succeeding to its functions and capacities; and (v) any statute or other Law of the United States or other jurisdiction (whether federal, state or local) shall be deemed references to all rules and regulations promulgated thereunder.  Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement or the Disclosure Schedules, as applicable.

(b)          The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.  References to “days shall refer to calendar days unless Business Days are specified.

(c)          Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement.  Time is of the essence of each and every covenant, agreement and obligation in this Agreement.

(d)          Any Contract, document, list or other item shall be deemed to have been “provided” or “made available” to Buyer for all purposes of this Agreement if such Contract, document, list or other item was posted in the Data Room, or a physical or electronic copy thereof was delivered to Buyer or any of its Representatives in person or via mail or email, in each case not later than the relevant time of determination if Buyer or its Representatives have access to such document prior to the execution of this Agreement.

(e)          The Parties acknowledge and agree that, to the extent the terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

(f)          Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. If any period referenced in this Agreement expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(g)          Ordinary course of business shall be interpreted in all cases as ordinary course of business consistent with past practice.

ARTICLE 2

Purchase and Sale

2.1          Purchase and Sale of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the Shares, free and clear of any Liens other than restrictions on transfer under applicable securities Laws, for the consideration specified in Section 2.3.

2.2          Closing.

(a)          Subject to the following sentence, the Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 11:59 P.M. (Eastern Time), on (i) the date that is two (2) Business Days after the satisfaction (or waiver thereof by the Party entitled to benefit therefrom) of the conditions precedent set forth in Article 7 (Conditions Precedent to Obligations of Buyer) and Article 8 (Conditions Precedent to Obligations of Seller) (excluding the conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the Party entitled to the benefit therefrom) or (ii) on such other date, and at such other time and place, as may be agreed in writing by Buyer and Seller; provided, however, that the Closing may occur remotely by exchange of documents and signatures via email or other manner as may be mutually agreed upon by Buyer and Seller.  Except as otherwise set forth herein, all actions to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The date on which the Closing occurs in accordance with this Section 2.2(a) is referred to in this Agreement as the “Closing Date.”

(b)          At or prior to the Closing, Seller shall deliver the following to Buyer:

(i)          duly executed original instruments of transfer for the Shares in favor of Buyer, in a form reasonably satisfactory to Buyer;

(ii)          a certificate, dated the Closing Date, duly executed by an officer of Seller certifying that the conditions set forth in Section 7.1(a) (Representations and Warranties) and Section 7.2 (Compliance with Agreements and Covenants) have been satisfied with respect to Seller;

(iii)          a certificate, dated the Closing Date, duly executed by an officer of the Company certifying with respect to the Company that the conditions set forth in Section 7.1(b) (Representations and Warranties), Section 7.2 (Compliance with Agreements and Covenants) and Section 7.6 (No Material Adverse Effect) have been satisfied;

(iv)          a duly completed and executed certificate from Seller certifying that Seller is not a “foreign person” (or a disregarded entity thereof) (each within the meaning of Section 1445 of the Code), which certificate shall be dated as of the Closing Date, signed under penalties of perjury and in form and substance in accordance with the provisions of Treasury Regulations Section 1.1445-2(b)(2); and

(v)          the Escrow Agreement, executed by Seller and the Escrow Agent.

(c)          At or prior to the Closing, Buyer shall deliver the following to Seller:

(i)          the Closing Payment Amount, by wire transfer of immediately available funds to such account or accounts as are designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date; and

(ii)          a certificate, dated the Closing Date, duly executed by an officer of Buyer certifying with respect to Buyer that the conditions set forth in Section 8.1 (Representations and Warranties) and Section 8.2 (Compliance with Agreements and Covenants) have been satisfied; and

(iii)          the Escrow Agreement, executed by Buyer.

2.3          Payment of Purchase Price.

(a)          Subject to adjustment pursuant to Section 2.4 below, as applicable, the aggregate purchase price for the Shares shall be an amount equal to the sum of (A) One Billion Six Hundred Seventy Five Million Dollars ($1,675,000,000) less (B) the Leakage Amount less (C) the aggregate amount of the Seller Transaction Expenses less (D) the Adjustment Escrow Amount less (E) the Additional Adjustment Amount (such sum, the “Closing Payment Amount”).

(b)          At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (i) the Seller Transaction Expenses, (ii) the Leakage Amount, (iii) the Additional Adjustment Amount and (iv) based on the foregoing, the Company’s calculation of the amount to be paid by Buyer in accordance with Section 2.3(a) (the “Estimated Purchase Price”).  The Company shall prepare the Pre-Closing Statement in good faith in accordance with this Agreement.  Buyer may review and comment upon the Pre-Closing Statement, which comments, if any, shall be delivered to the Company no later than two Business (2) Days prior to the Closing Date and which comments the Company shall consider in good faith; provided, however, that if there is any dispute regarding the calculation of any of the components in the Pre-Closing Statement prior to the Closing Date, the Company’s determination thereof shall be decisive solely for purposes of Closing (subject, for the avoidance of doubt, to the provisions of Section 2.4 regarding the determination of the Purchase Price).  To the extent applicable, the Company shall deliver to Buyer an updated Pre-Closing Statement prepared in accordance with this Agreement.  In connection with the review of the Pre-Closing Statement by Buyer, Seller shall provide Buyer and its Representatives with prompt and reasonable access, during normal business hours and upon reasonable written notice, to the books and records, personnel, facilities and Representatives of the Company and its Subsidiaries, subject to any Public Health Measures; provided that such access shall be in a manner that does not unreasonably disrupt the normal course of business of Seller, the Company or their respective Affiliates.  Furthermore, Buyer shall have the right to review the work papers of the Company underlying or utilized in preparing the Pre-Closing Statement and the calculation of the Purchase Price; provided, however, that the independent accountants of the Company, if any, shall not be obligated to make any such work papers available to Buyer unless and until Buyer has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(c)          At the Closing, Buyer shall:

(i)          pay or cause to be paid to each Person entitled to any Seller Transaction Expenses, the amount of Seller Transaction Expenses payable to such Person as directed by Seller pursuant to the Pre-Closing Statement; provided that any such amounts which constitute compensation payments to any current or former employee or other service provider of the Company or its Subsidiaries (including for the avoidance of doubt the LTIP Closing Amount) shall instead be delivered to (and treated for applicable tax purposes as a capital contribution to) the Company for payment by the Company or its Subsidiaries (reduced, to the extent applicable, by the amount of any Taxes that are required to be deducted and withheld with respect to such payment) to such individual through the Company’s or any of its Subsidiaries’ payroll system on the first payroll date of the Company following the Closing;

(ii)          pay or cause to be paid to the Escrow Agent, the Adjustment Escrow Amount to be held in accordance with the terms of the Escrow Agreement; and

(iii)          pursuant to Section 2.2(c), pay or cause to be paid the Closing Payment Amount to Seller.

Each of the payments by Buyer described in the foregoing clause (c)(i) will be considered payments on behalf of the Company and in respect of obligations and liabilities of the Company or its applicable Subsidiary.  Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by Seller in a “funds flow memo” to be delivered to Buyer by Seller no later than two (2) Business Days prior to the Closing Date.  Seller shall provide Buyer with copies of reasonable supporting documentation for all Seller Transaction Expenses no later than four (4) Business Days prior to the Closing Date.

2.4          Adjusted Purchase Price Adjustment.

(a)          As soon as reasonably practicable, but not later than ninety (90) calendar days after the Closing Date, Buyer shall (i) prepare a statement of Buyer’s calculation of the final determination of each of the Seller Transaction Expenses, the Leakage Amount, the Additional Adjustment Amount and, based on the foregoing, the Purchase Price (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to Seller.  The Closing Date Statement shall be prepared in good faith on a basis consistent with this Agreement, and shall include a reasonably detailed reconciliation of any differences between the calculations set forth in the Pre-Closing Statement and the Closing Date Statement, together with reasonably detailed supporting materials used in the preparation of the Closing Date Statement.

(b)          In connection with the review of the Closing Date Statement by Seller, Buyer shall provide Seller and its Representatives with prompt and reasonable access, during normal business hours and upon reasonable written notice, to the books and records, personnel, facilities and Representatives of the Company and its Subsidiaries, subject to any Public Health Measures; provided that such access shall be in a manner that does not unreasonably disrupt the normal course of business of Buyer, the Company or their respective Affiliates.  Furthermore, Seller shall have the right to review the work papers of Buyer underlying or utilized in preparing the Closing Date Statement and the calculation of the Purchase Price; provided, however, that the independent accountants of the Company, if any, shall not be obligated to make any such work papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(c)          Within thirty (30) calendar days after its receipt of the Closing Date Statement (the “Response Period”), Seller shall inform Buyer in writing either (i) that the Closing Date Statement is acceptable or (ii) of any good faith objection to the Closing Date Statement, setting forth in reasonable detail the basis for such objection and the specific adjustment to amounts, determinations and calculations set forth on the Closing Date Statement that Seller believes should be made (an “Objection Notice”).  For the avoidance of doubt, Seller may provide an Objection Notice on the basis that it has not been provided with adequate information or access to understand and evaluate the differences between the Pre-Closing Statement and the Closing Date Statement. The Response Period shall be extended in the case of any undue delay by Buyer in providing Seller access to the books and records, personnel, facilities and Representatives of the Company pursuant to Section 2.4(b) for each day that Buyer delays in providing Seller such access. Any amount, determination or calculation (or any component thereof) contained in the Closing Date Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties.  If Seller does not timely deliver an Objection Notice with respect to the Closing Date Statement within the Response Period, the Closing Date Statement shall be final, conclusive and binding on the Parties.  If an Objection Notice is timely delivered within the Response Period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, a “Disputed Item”) and any written resolution by them as to any such Disputed Item shall be final, conclusive and binding.  If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Disputed Item within thirty (30) calendar days after Seller timely delivers an Objection Notice, then Buyer and Seller shall jointly engage the Referral Firm to resolve only any remaining Disputed Items as soon as practicable thereafter (but in any event, within forty-five (45) calendar days after engagement of the Referral Firm or such longer period as the Referral Firm may reasonably require), which resolution must be in writing and set forth in reasonable detail the basis therefor.  All Disputed Items that are resolved between the Parties in writing or are determined by the Referral Firm will be final, conclusive and binding on the Parties, absent manifest error.  Subject to Section 2.4(g), upon (i) the delivery by Buyer to Seller of a written statement that Buyer is in agreement with the Pre-Closing Statement, (ii) the agreement of the Parties with respect to all Disputed Items, (iii) the decision of the Referral Firm with respect to all Disputed Items or (iv) Seller’s failure to deliver an Objection Notice to Buyer within the thirty (30) calendar day period as provided in Section 2.4(c), the Closing Date Statement, as it may be adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties.

(d)          In resolving any Disputed Item:

(i)          The Referral Firm (A) shall act as an expert and not as an arbitrator, (B) shall be bound by the provisions of this Section 2.4, (C) shall not assign a value to any Disputed Item greater than the greatest value claimed for such Disputed Item or less than the smallest value for such Disputed Item claimed by either Buyer in the Closing Date Statement or Seller in the Objection Notice; provided that if the resolution of any Disputed Item gives rise to a corresponding entry, such corresponding entry shall be included in the Referral Firm’s determination procedures (for example, a misclassification of amounts paid between Leakage Amount and Permitted Leakage Amount will require adjustment to both accounts, even if the disputed item related only to Leakage Amount and not the Permitted Leakage Amount), (D) shall limit its decision to each unresolved Disputed Item and (E) shall make its determination based solely on presentations given, and written materials submitted, by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). The Referral Firm is not entitled to, and the Parties shall not individually request the Referral Firm to, make any determination other than as set forth above.

(ii)          Without limiting the foregoing, the Parties will submit simultaneous opening written statements to the Referral Firm (with copies thereof to be provided to opposing counsel) within fourteen (14) days of the Referral Firm’s engagement.  The Parties will submit simultaneous replies (with copies thereof to be provided to opposing counsel) no later than fourteen (14) days after submitting their opening written statements.  Seven (7) days before submitting their opening statements, each Party shall provide the opposing Party with (A) the documents relating to its respective positions on Disputed Items and (B) all documents that it intends to cite, rely on or attach as exhibits to its written submission.  Neither Party shall communicate with the Referral Firm unless the other Party is present or party to such communication.

(e)          The Referral Firm shall deliver its determination of the Disputed Items to Buyer and Seller in writing, together with a reasonable basis for its determination of each Disputed Item.  In no event shall either Party engage in ex parte communications with the Referral Firm with respect to any Disputed Item until the Referral Firm issues its final determination in accordance with this Section 2.4(e).  The fees and expenses of the Referral Firm incurred pursuant to this Section 2.4(e) shall be allocated between Buyer and Seller in inverse proportion to their success on the unresolved Disputed Items, i.e., (i) Buyer shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate Dollar value of the Disputed Items submitted to the Referral Firm that are resolved against Buyer (as finally determined by the Referral Firm) and the denominator of which is the total Dollar value of the Disputed Items so submitted and (ii) Seller shall be responsible for the remaining amount of fees and expenses.  In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Buyer and Seller in accordance with such allocation methodology, such determination to be final and binding on both Buyer and Seller.  Except as otherwise set forth in this Section 2.4(e), the fees and expenses of Seller and its Representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Seller, and the fees and expenses of Buyer and its Representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Buyer.

(f)          “Referral Firm” means a nationally recognized independent accounting firm reasonably agreed by Buyer and Seller; provided that Buyer and Seller shall reasonably agree on such firm within thirty (30) days after the date hereof.

(g)          Promptly after their receipt of the Final Closing Date Statement, Seller and Buyer shall compute the difference, if any, between the Estimated Purchase Price and the Purchase Price:

(i)          If the Estimated Purchase Price exceeds the Purchase Price, then (A) Buyer and Seller shall instruct the Escrow Agent to pay to Buyer by wire transfer of immediately available funds from the Adjustment Escrow Amount an amount equal to such difference, and (B) in the event the amount of such difference is less than the Adjustment Escrow Amount, Buyer and Seller shall simultaneously deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay such remaining portion of the Adjustment Escrow Amount to (x) the Company in the amount set forth in such joint written instructions (which amount shall be determined by Seller in its sole discretion and treated for applicable tax purposes as a capital contribution to the Company) as payment of the portion of such remaining Adjustment Escrow Amount attributable to the LTIP Escrow Amount and (y) Seller any remaining portion of the Adjustment Escrow Amount following the payment contemplated by clause (x) above. If the difference between the Estimated Purchase Price and the Purchase Price exceeds the Adjustment Escrow Amount, then Seller shall promptly (and, in any event, within five (5) Business Days) after the final determination thereof pay to Buyer the excess of the amount of such difference over the Adjustment Escrow Amount, to Buyer by wire transfer of immediately available funds.  Seller hereby covenants and agrees that it shall have sufficient immediately available funds after the Closing to make any payments to Buyer pursuant to this Section 2.4.

(ii)          If the Estimated Purchase Price is less than the Purchase Price, then (A) Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to such difference, and (B) Buyer and Seller shall simultaneously deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Adjustment Escrow Amount to (x) the Company in the amount set forth in such joint written instructions (which amount shall be determined by Seller in its sole discretion and treated for applicable tax purposes as a capital contribution to the Company) as payment of the portion of such remaining Adjustment Escrow Amount attributable to the LTIP Escrow Amount and (y) Seller any remaining portion of the Adjustment Escrow Amount following the payment contemplated by clause (x) above. Buyer hereby covenants and agrees that it and the Company shall have sufficient immediately available funds after the Closing to make any payments to Seller pursuant to this Section 2.4.

(iii)          The amounts in the foregoing clauses (i) and (ii) shall be exclusive of any fees and expenses owed to the Referral Firm by any Party pursuant to Section 2.4(e).

(h)         Following the receipt by the Company of the LTIP Escrow Amount, if any, Buyer shall cause the Company or its Subsidiaries to pay to each Person entitled to any portion of the LTIP Escrow Amount through the Company’s or any of its Subsidiaries’ payroll system on the first payroll date of the Company following the date on which the Company receives the LTIP Escrow Amount (which payments shall be reduced, to the extent applicable, by the amount of any Taxes that are required to be deducted and withheld with respect to such payment) the applicable portion of the LTIP Escrow Amount payable thereto as set forth in the instructions provided by Seller to the Company pursuant to this Section 2.4(h). Seller shall no later than three (3) Business Days prior to the date on which the Company is required to pay the LTIP Escrow Amount to the applicable recipients thereof pursuant to this Section 2.4(h), provide to the Company written instructions for the payment by the Company to such Persons setting forth (i) each Person entitled to receive a portion of the LTIP Escrow Amount and (ii) the amount payable to such Person from the LTIP Escrow Amount (which amounts shall be determined by Seller in its sole discretion).

(i)          This Section 2.4 shall be the sole and exclusive remedy of the Parties with respect to the determination of the Purchase Price; provided, however, that in no event shall Buyer or Seller be entitled to any duplicative recovery as a result of the rights and remedies afforded in this Agreement or the Related Agreements.

2.5          Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any provision of Tax Law; provided that Buyer shall provide Seller with written notice as promptly as practicable after Buyer determines any such deduction or withholding will be required (and shall in any event so notify Seller no later than three (3) Business Days prior to Closing, except with respect to any withholding resulting from a failure of Seller to deliver an applicable Tax form or certificate in connection with Closing) and Buyer and Seller shall work together in good faith to reduce or extinguish the requirements with respect to such deduction or withholding prior to Closing. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates):

3.1          Due Organization; Ownership of Shares.

(a)          Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b)          Seller is the sole legal record and beneficial owner of the Shares, free and clear of all Liens other than restrictions on transfer under applicable securities Law and has good and valid title to the Shares.  Upon the delivery of the Shares by Seller to Buyer in the manner contemplated in Article 2, and the payment by Buyer of the Purchase Price to Seller, Buyer will acquire legal and beneficial title to all of the Shares, free and clear of all Liens other than restrictions on transfer under applicable securities Law.

3.2          Due Authorization.  Seller has full corporate or other entity power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by Seller and no other corporate or limited liability company proceedings or actions on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or any of its Related Agreements or the consummation of the transactions contemplated hereby and thereby.  Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes and Seller’s Related Agreements upon execution and delivery by Seller will constitute (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto), legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except, in each case, as such enforceability may be limited by the Enforceability Exceptions.

3.3          Non-Contravention; Consents and Approvals.

(a)          The execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which Seller is subject; (ii) violate or conflict with the Governing Documents of Seller; (iii) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of Seller; or (iv) violate or result in a breach or default under any material Contract to which Seller is a party; provided, however, that no representation or warranty is made in the foregoing clauses (i), (iii) and (iv) with respect to matters that would not have a Material Adverse Effect or materially impair or materially delay Seller’s or the Company’s ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and its Related Agreements.

(b)          Except for (i) the Antitrust Approvals, (ii) the Required Regulatory Approvals and (iii) as set forth in Schedule 3.3(b) of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require any report or other filing or registration by Seller with, or notice by Seller to, or authorization, qualification, consent, order or approval or other action with respect to Seller by, any Governmental Authority; provided, however, that no representation or warranty is made with respect to filings, registrations, notices, authorizations, qualifications, consents, orders, approvals or actions that, if not made or obtained, would not have a Material Adverse Effect or materially impair or materially delay the ability of Seller or the Company to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and its Related Agreements.

3.4          Brokers and Finders.  Except as set forth on Schedule 3.4 of the Disclosure Schedule, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any arrangement or agreement by or on behalf of Seller for which Buyer, the Company or any Subsidiary would be liable following Closing.

3.5          Litigation. There are no Actions pending or, to Seller’s actual knowledge, threatened against Seller at law or in equity, or before or by any Applicable Authority, which would adversely affect in any material respect Seller’s or the Company’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby. Seller is not subject to any Governmental Order of any Applicable Authority that would have a Material Adverse Effect or adversely affect Seller’s or the Company’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby in any material respect.

3.6          Non-Foreign Status. Seller is not (or, if Seller is a disregarded entity, the regarded owner of Seller is not) a “foreign person” within the meaning of Sections 897 and 1445 of the Code.

3.7          Acknowledgement of Seller. The representations and warranties by Buyer expressly contained herein, in the certificate delivered by Buyer at Closing pursuant hereto and in its Related Agreements constitute the sole and exclusive representations and warranties of Buyer in connection with the transactions contemplated by this Agreement, its Related Agreements and the consummation of the transactions contemplated hereby and thereby and Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed by Buyer, and Seller has not relied and is not relying on any other statement, representation or warranty, oral or written, express or implied, made by Buyer or any of its Related Parties or Representatives.

3.8          No Other Representations and Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Seller in this Article 3 or in the certificate required to be delivered by Seller at Closing with respect to such representations, none of Seller, any of its Related Parties or any other Person makes any representation or warranty to Buyer, or any of its Related Parties.  Except for the representations and warranties made by Seller in this Article 3, in the certificate required to be delivered by Seller at Closing, all other representations and warranties, whether express or implied, are expressly disclaimed by Seller.

ARTICLE 4

Representations and Warranties of the Company

The Company hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates):

4.1          Due Organization; Capitalization; Subsidiaries.

(a)          The Company and each of its Subsidiaries is duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization.  The Company and each of its Subsidiaries has all corporate or other entity power and authority necessary to (i) own, lease and operate its respective assets and properties, (ii) carry on its business as they are now being owned, operated or conducted and (iii) perform its obligations under all Contracts by which it is bound, except where the failure to have such corporate or other entity power and authority would not have a Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified, licensed or registered to do business as a foreign corporation or other business entity (to the extent such concept is applicable) and is in good standing (to the extent such concept is applicable) in all of the jurisdictions in which the ownership or lease of property or assets or the conduct or nature of the Company’s or such Subsidiary’s, as applicable, business makes such qualification, license or registration necessary, except where the failure to be so duly qualified, licensed or registered or in good standing (or the equivalent thereof) has not had and would not have a Material Adverse Effect. The Company has made available to Buyer true and complete copies of the Governing Documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement, and none of the Company or any of its Subsidiaries is in violation of its applicable Governing Documents.

(b)          The Shares constitute all of the issued and outstanding share capital of the Company.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable.  None of the Shares are subject to any outstanding option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any shareholder.  Except as set forth in Schedule 4.1(b) of the Disclosure Schedule, none of the Company or its Subsidiaries is a party to any voting trusts, proxies or other voting Contracts or agreements with respect to the Shares or any equity interests of the Company or any of its Subsidiaries.  Except as set forth in Schedule 4.1(b) of the Disclosure Schedule, there are no (i) outstanding options, warrants, calls, repurchase rights, commitments or claims of any other character (including call, put, preemptive, subscription, exchange and/or conversion rights) relating to the issuance of any equity interests in, the Company or any of its Subsidiaries, or any shares or securities convertible or exchangeable or other Contracts, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests of the Company or any of its Subsidiaries or to make any payments in respect of the value of any shares or other equity interests of the Company or any of its Subsidiaries or (ii) any share appreciation rights, performance shares, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests in, the Company or any of its Subsidiaries.

(c)          Schedule 4.1(c) of the Disclosure Schedule sets forth a complete and accurate list of the name, owner(s) (together with the amount and/or percentage of equity interests owned by each such Person) and jurisdiction of formation of each of the Company’s Subsidiaries as of the date hereof.  All of the issued and outstanding equity securities or other equity interests of each such Subsidiary are duly authorized, validly issued and are directly owned of record by the applicable Subsidiary of the Company or the Company, free and clear of any Liens other than as set forth on Schedule 4.1(c) of the Disclosure Schedule and restrictions on transfer under applicable securities Law. None of the equity securities or other equity interests of the Company’s Subsidiaries are subject to any outstanding option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any equityholder.  Except as set forth in Schedule 4.1(c) of the Disclosure Schedule, none of the Company or its Subsidiaries owns, directly or indirectly, any equity interest or voting interest in any Person other than the Company’s Subsidiaries.  Except as set forth in Schedule 4.1(c) of the Disclosure Schedule, each of the Company’s Subsidiaries is wholly-owned by the Company, either directly or indirectly through the Company’s Subsidiaries.

4.2          Due Authorization.  The Company has full corporate or other entity power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Company, and no other proceedings or actions on its part are necessary to authorize the execution, delivery or performance of this Agreement or any of its Related Agreements or the consummation of the transactions contemplated hereby and thereby.  The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes, and the Company’s Related Agreements upon execution and delivery by the Company (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto) will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

4.3          Non-Contravention; Consents and Approvals.

(a)          Except for the Antitrust Approvals, the Required Regulatory Approvals and as set forth in Schedule 4.3(a) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which the Company or any of its Subsidiaries or any of their properties or assets are subject; (ii) violate or conflict with the Governing Documents of the Company or any of its Subsidiaries; (iii) violate or result in a breach or default (or give rise to any right of termination, cancellation or acceleration), with or without the giving of notice, the lapse of time, or both, under any Contract to which the Company is a party, or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of the Company or any Subsidiary; provided, however, that no representation or warranty is made in the foregoing clauses (i), (iii) and (iv) with respect to matters that would not have a Material Adverse Effect.

(b)          Except for (i) the Antitrust Approvals, (ii) the Required Regulatory Approvals and (iii) as set forth in Schedule 4.3(b) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by the Company or any Subsidiary with, or notice by the Company or any Subsidiary to, or authorization, qualification, consent, order or approval or other action with respect to the Company or any Subsidiary by, any Applicable Authority; provided, however, that no representation or warranty is made with respect to filings, registrations, notices, authorizations, qualifications, consents, orders, approvals or actions that, if not made or obtained, would not have a Material Adverse Effect.

4.4          Financial Statements.

(a)          The Financial Statements are set forth in Schedule 4.4(a) of the Disclosure Schedule.  The Financial Statements fairly present, in all material respects and taken as a whole, the financial position and results of operations of the Company, stockholder’s equity and cash flows of the Company and its Subsidiaries (taken as a whole) for the periods indicated and in each case have been prepared in accordance with GAAP, subject, in the case of the unaudited Financial Statements, to normal year-end adjustments that are not material in amount and the absence of footnotes.  The Financial Statements have been prepared from the books and records of the Company.

(b)          Neither the Company nor any of the Company’s Subsidiaries have any liabilities, debts, claims and obligations of a type that are required by GAAP to be reflected or reserved against in a balance sheet of the Company and its Subsidiaries, except in each case (i) as set forth in Schedule 4.4(b) of the Disclosure Schedule or reflected in or reserved against in the Financial Statements or disclosed in the notes thereto; (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; (iii) for executory obligations under any Contract; and (iv) for liabilities and obligations for fees and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, which consist of Seller Transaction Expenses to the extent described in the definition thereof or are otherwise not material.

(c)          Other than as set forth on Schedule 4.4(c), the Company and its Subsidiaries maintain a system of internal accounting controls that is designed to provide reasonable assurances that transactions involving the Company and its Subsidiaries including the Business are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries that are free from material misstatement. Other than as set forth on Schedule 4.4(c), since the Lookback Date the Company has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company or its Subsidiaries or (ii) “material weakness” in the internal controls over financial reporting of the Company or its Subsidiaries.

(d)          Schedule 4.4(d) sets forth the Indebtedness of the Company and its Subsidiaries as of February 28, 2021 and each Contract pursuant to which any Indebtedness with an aggregate principal amount exceeding One Million Dollars ($1,000,000) of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries guarantees (including by means of pledged property or assets) any Indebtedness with an aggregate principal amount exceeding  One Million Dollars ($1,000,000) of any other Person (other than the Company or any of its Subsidiaries).

4.5          Absence of Changes.

(a)          Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect, and for the avoidance of doubt, no circumstance, change, effect, event, occurrence, state of facts or development has arisen that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)          Except as set forth on Schedule 4.5(b) or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been any act or omission by the Company or any of its Subsidiaries which, if occurring during the period from the date hereof through the Closing without the consent of Buyer, would constitute a breach of the covenants set forth in Section 6.2.

(c)          Since the date of the Latest Balance Sheet and other than any dividend pursuant to Section 6.21, neither the Company nor any of its Subsidiaries has incurred any material Leakage Amount. Schedule 4.5(c) sets forth a true and complete list as of the date hereof of all (i) material Leakage Amount and (ii) material Permitted Leakage Amount since the date of the Latest Balance Sheet Date (excluding for the avoidance of doubt the provision of services by the Company or its Subsidiaries pursuant to a Servicing Agreement).

4.6          Intellectual Property; Data Security.

(a)          Schedule 4.6(a) of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of (i) all of the Intellectual Property that is registered or subject to an application for registration by the Company or any of its Subsidiaries (“Registered Intellectual Property”), and (ii) software owned by the Company or any of its Subsidiaries that is material to the conduct of the Business as of the date hereof (“Material Proprietary Software”).

(b)          Except as disclosed in Schedule 4.6(b) of the Disclosure Schedule: (i) the Company or a Subsidiary, as applicable, is the sole owner of the Registered Intellectual Property and Material Proprietary Software, such ownership being free and clear of all Liens (except for Permitted Liens), and none of the Company and its Subsidiaries has granted any exclusive licenses to a third party in respect of any of such Registered Intellectual Property or Material Proprietary Software; and (ii) to the Knowledge of the Company, the Registered Intellectual Property is valid and enforceable.  There are no pending or threatened (in writing) claims alleging any item of Registered Intellectual Property is invalid or unenforceable, except as enforceability may be limited by the Enforceability Exceptions.

(c)          Within the last two (2) years the Company and its Subsidiaries have not violated, infringed upon, or misappropriated any Intellectual Property that would have a Material Adverse Effect. There are no, and within the last two (2) years there have not been any, pending, or threatened (in writing), claims (including cease and desist letters, invitations to take a license and indemnification claims or notices), proceedings or litigation related to Intellectual Property, except where such claims, proceedings or litigation would not have a Material Adverse Effect.  To the Knowledge of the Company, no third party is, or in the last two (2) years has been, violating, infringing or misappropriating any Registered Intellectual Property, and there are no, and within the last two (2) years there have not been any, pending, or threatened (in writing), claims (including cease and desist letters, invitations to take a license and indemnification claims or notices), proceedings or litigation related thereto, except as would not have a Material Adverse Effect.

(d)          Each of the Company and its Subsidiaries takes and has taken commercially reasonable steps to (i) protect and maintain the Registered Intellectual Property and the confidentiality of trade secrets and other material confidential business information and (ii) protect the security and operation of material software, code, applications, websites, systems, networks used in the operation of any of their businesses (including the Material Proprietary Software).

(e)          To the Knowledge of the Company, the Company and its Subsidiaries are, and have been, in compliance in all material respects with (i) all of the following to the extent relating to the collection, processing, storage, or disclosure of any personal data (whether in electronic or any other form or medium) or otherwise relating to privacy and applicable either to the Company and its Subsidiaries or to the conduct of the Business as conducted as of the date hereof: (A) all applicable Laws, and (B) Material Contracts and (ii) all of the following to the extent relating to the security of confidential information (whether in electronic or any other form or medium) and applicable either to the Company and its Subsidiaries or to the conduct of the Business: (I) all applicable Laws and (II) Material Contracts pursuant to which the Company and its Subsidiaries license data used in the conduct of the Business.

(f)          To the Knowledge of the Company, since the Lookback Date, there have been no material security breaches in the information technology systems used by or on behalf of the Company or its Subsidiaries that resulted in unauthorized access to sensitive or personally identifiable customer information (such as name or Social Security number) or trade secrets.  The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.  With respect to any Material Proprietary Software, (i) the Company and its Subsidiaries have not delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such software to any escrow agent or other Person other than to employees and contractors assisting on the development or maintenance of such software in the ordinary course of business and using commercially reasonable measures to protect the confidentiality of such source code (or as required by a Restrictive Open Source License) and (ii) to the Knowledge of the Company no such software is subject to the terms of any Open Source License that requires such software or derivative works of such software to be licensed under such Open Source License (a “Restrictive Open Source License”).

4.7          Contracts.

(a)          Schedule 4.7(a) of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which any of their assets, business or properties is bound or subject (whether or not so listed, the “Material Contracts”), excluding Benefit Plans (with each dollar threshold referenced below being measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet except in the case of clauses (iv) and (vii)):

(i)          all Contracts not yet performed as of the date hereof providing for a merger or consolidation or acquisition of, or sale of all or a material (to the Company and its Subsidiaries taken as a whole) portion of the assets of, or other extraordinary transaction in respect of, the Company or any of its Subsidiaries with or to any other Person;

(ii)          all Contracts including any “earn-out”, milestone or similar payments, any portion of which remains outstanding as of the date hereof;

(iii)          any Contract or group of related contracts with the same party (or group of related or affiliated parties) for the purchase of products or services which involves the payment or receipt of an amount in excess of Four Million Dollars ($4,000,000) per annum;

(iv)          any credit agreement, loan agreement or indenture relating to indebtedness for borrowed money by the Company or any of its Subsidiaries or any guaranty given by the Company or any of its Subsidiaries for borrowed money, in each case in an amount in excess of Ten Million Dollars ($10,000,000);

(v)          any lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds One Million Dollars ($1,000,000);

(vi)          any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds Two Hundred Fifty Thousand Dollars ($250,000);

(vii)          any settlement, conciliation or similar Contract in connection with an Action involving the Company or its Subsidiaries, in each case the performance of which will involve payment of consideration in excess of One Million Dollars ($1,000,000);

(viii)          any Contract to purchase goods or services exclusively from any third party, in each case which involves the payment in excess of Three Million Dollars ($3,000,000);

(ix)          any shareholder, teaming, partnership, joint venture or similar enterprise agreement (other than teaming agreements entered into in the ordinary course of business);

(x)          any Contract that involves the payment or receipt of an amount in excess of Three Million Dollars ($3,000,000) and that provides for a license (or other grant of rights to use or register) by or to the Company or any Subsidiary of Intellectual Property material to the operation of the Company’s or a Subsidiary’s business (other than Contracts between or among the Company and any of its Subsidiaries), other than licenses granted in the ordinary course of business by service providers to the Company or its Subsidiaries;

(xi)          any Contract that involves the payment or receipt of an amount in excess of Three Million Dollars ($3,000,000) and that imposes on the Company or any of its Subsidiaries (A) any restriction on soliciting customers or employees or any non-competition restrictions, other than ordinary course restrictions on soliciting customers to refinance Mortgage Loans in mortgage loan purchase agreements and servicing agreements, (B) any restriction on entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, in any part of the world, (C) a “most favored nation” pricing provision or exclusive marketing or distribution rights relating to any products or territory or minimum purchase obligations or exclusive purchase obligations services or (D) any right of first refusal or right of first offer or similar right or limitations on the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or business;

(xii)          to the extent permitted by applicable Laws to be disclosed, any Contract with any Governmental Authority; provided that if the Company does not disclose any such Contract based on applicable Law, the Company shall inform Buyer that certain Contracts are not being disclosed and shall provide Buyer with as much detail regarding such Contracts as permitted by applicable Laws;

(xiii)          any Contract with any Related Party of the Company or Seller or any Related Party of Seller, or any current Employee or Affiliate of such Person (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or employee noncompetition or other similar arrangements and (C) employee benefits generally made available to employees of the Company and its Subsidiaries);

(xiv)          any collective bargaining agreement; and

(xv)          any material amendment in respect of any of the foregoing.

(b)          The Company has made available to Buyer a true and complete copy of each Material Contract existing on the date hereof.  Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) to which the Company or any of its Subsidiaries is a party is a valid and binding obligation of the Company or the applicable Subsidiary, and is in full force and effect, enforceable in accordance with its terms against the Company or the applicable Subsidiary, and, to the Knowledge of the Company, the other parties thereto, except, in each case, as enforceability may be limited by the Enforceability Exceptions.  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party to each such Material Contract is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under any Material Contract, except where such violation or breach would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries or materially delay the Company from consummating, or materially impair the Company’s ability to consummate, the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has received written notice of termination or intent to terminate or alter the terms of any Material Contract in any material respect from any other party to a Material Contract.

4.8          Insurance.  Schedule 4.8 of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) all material insurance policies with respect to the properties, assets, business, directors, officers, members, managers and employees of the Company or any of its Subsidiaries (the “Insurance Policies”), true and complete copies of which have been made available to Buyer and (ii) all material pending claims made pursuant to the Insurance Policies.  All Insurance Policies are, to the Knowledge of the Company, in full force and effect.  As of the date hereof, (a) the Company and its Subsidiaries have paid all premiums due and payable in accordance with the terms of the Insurance Policies covering all periods up to and including the Closing Date; (b) no notice of cancellation, termination or non-renewal has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy, and there has been no written notice of threatened cancellation of, termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policy; (c) none of the Company or any of its Subsidiaries is in material breach or default with respect to its obligations under any of the Insurance Policies, (d) no written disclaimer, denial or disallowance of any material claim under any Insurance Policy has been received by the Company or any of its Subsidiaries and (e) to the Knowledge of the Company, there are no material claims, accidents, exposures, occurrences, acts, omissions, circumstances, or disputes relating to the Company or any of its Subsidiaries or their properties, assets, businesses, directors, officers, members, managers or employees that are covered by any Insurance Policy that the Company or any of its Subsidiaries has failed to properly and timely notice, report, or tender for coverage under any Insurance Policy.

4.9          Employee Benefit Plans.

(a)          Schedule 4.9(a) of the Disclosure Schedule sets forth each material (i) “employee benefit plan” (as defined in sections 3(3) of ERISA) other than a “multiemployer plan” (as defined in section 3(37) of ERISA), and (ii) employment agreement, retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, equity or equity-based plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan, fringe benefit arrangement or other similar benefit plan, program, agreement or arrangement, in each case (A) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Related Parties for the benefit of any current or former employee, director, consultant or agent of the Company or its Subsidiaries, whether pursuant to contract, arrangement, custom or informal understanding, or (B) with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise (collectively, without regard to materiality, the “Benefit Plans”).

(b)          A true and complete copy of the following documents embodying each material Benefit Plan (or a written description thereof if not in writing) has been made available to Buyer, to the extent applicable: (i) the plan document, (ii) actuarial valuation report, (iii) most recent summary annual report, (iv) current summary plan description and summaries of material modifications, (v) any related trust agreement or other funding instrument, and (vi) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter or opinion letter.

(c)          Each Benefit Plan has been maintained, administered and, to the extent required to be funded, funded in all material respects in accordance with Law and the requirements of such Benefit Plan’s governing documents.  Except as disclosed in Schedule 4.9(c) of the Disclosure Schedule, (i) there are no material actions, suits or claims (other than routine benefit claims) pending with respect to any Benefit Plan and (ii) there have been no material non-exempt “prohibited transactions” (within the meaning of section 406 of ERISA or 4975 of the Code) with respect to any of the Benefit Plans that have not been fully corrected.

(d)          Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter (or a prototype opinion letter), and, to the Knowledge of the Company, no facts or circumstances have occurred or exist that would reasonably be expected to cause the Internal Revenue Service to revoke such letter.

(e)          Neither the Company nor any of its Subsidiaries has within the last six (6) years maintained or had any actual or potential liability with respect to (i) a plan subject to Section 302 or Title IV of ERISA or Sections 412 and 430 of the Code, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or (iv) a “multiple employer plan” (as defined in Section 413 of the Code).

(f)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(g)          Except as disclosed in Schedule 4.9(g) of the Disclosure Schedule, (i) neither consummation of the transactions contemplated by this Agreement nor this Agreement (whether separately or together with any other action) will accelerate the time of vesting or the time of payment, increase the amount, or require the funding, of compensation due to any current or former director, officer, employee or consultant of the Company or any of the Subsidiaries, and (ii) none of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

4.10          Labor Relations.  Except as set forth in Schedule 4.10 of the Disclosure Schedule, none of the Company and its Subsidiaries is party to, or bound by, any collective bargaining agreement, works council agreement or other labor union contract applicable to employees of the Company and its Subsidiaries and as of the date of this Agreement, there is not presently existing and, to the Knowledge of the Company, there is not threatened, any (a) strike, slowdown, lockouts, picketing, work stoppage or other labor disputes against the Company or any of its Subsidiaries, (b) proceeding against the Company or any of its Subsidiaries alleging a violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, or (c) application for certification of a collective bargaining agent.

4.11          Taxes.  Except as set forth in Schedule 4.11 of the Disclosure Schedule:

(a)          All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (giving effect to any applicable extensions) and all such Tax Returns are correct and complete in all material respects.

(b)          Each of the Company and its Subsidiaries has paid all material Taxes that have become due and payable by it (whether or not shown as due on any Tax Return), except with respect to (i) non-income Taxes in an amount not in excess of One Million Dollars ($1,000,000) that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements and (ii) for the avoidance of doubt, real property Taxes and similar Taxes required to be advanced by the Company or its Subsidiaries with respect to individual Mortgage Loans serviced by the Company or its Subsidiaries.

(c)          The Company and each of its Subsidiaries have established reserves in accordance with GAAP on the Financial Statements that are adequate for the payment of all material Taxes that have accrued but are not yet due and payable with respect to the Company and each of its Subsidiaries. Since the date of the Financial Statements, neither the Company nor any Subsidiary has (i) made, changed or rescinded any material Tax election or method of Tax accounting (ii) settled or compromised any Tax liability, (iii) amended any Tax Return, (iv) surrendered any right to claim a Tax refund, or (iv) incurred material Taxes (whether or not due before Closing) outside of the ordinary course of business.

(d)          Each of the Company and its Subsidiaries has (i) withheld all material Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection, payment and reporting of such Taxes.

(e)          None of the Company and its Subsidiaries has waived (or has pending a request to waive) any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment, collection or deficiency, which waiver or extension is currently in effect, other than an extension of any statute of limitations arising by operation of law as a result of the filing of an extension of time to file any Tax Return with such extension of time filed in the ordinary course of business. No private letter ruling, administrative relief, closing agreement, technical advice or other similar ruling or request therefor has been granted or issued by, or is pending with, any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries that would affect the Company or its Subsidiaries following the Closing.

(f)          No audit, investigation, examination, administrative, judicial or other proceeding by any Governmental Authority is pending (or, to the Knowledge of the Company, threatened) with respect to any material Taxes due from or with respect to the Company or its Subsidiaries.  There are no Liens for Taxes on the Shares or any of the assets of the Company or its Subsidiaries other than Permitted Liens. Neither the Company nor its Subsidiaries has been assessed any deficiency for Taxes that has not been paid or settled in full, and, to the Knowledge of the Company, no such deficiency has been threatened. No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes or Tax Return filing obligations in that jurisdiction.

(g)          None of the Company or its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return other than an extension of time filed in the ordinary course of business.

(h)          Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(i)          Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)          Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group (other than a group the common parent of which is the Company). Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by operation of law, by Contract (other than pursuant to customary Tax gross-up or indemnity provisions in credit agreements or in other commercial Contracts not primarily relating to Taxes), or otherwise.

(k)          Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax Sharing Agreements, except, in each case, (i) for any customary Tax gross-up or indemnity provisions in credit agreements or in other commercial contracts not primarily relating to Taxes, or (ii) for any such agreement exclusively between or among the Company and its Subsidiaries.

(l)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the date hereof governed by Code Section 453 (or any similar provision of state, local or foreign Laws); (ii) a disposition occurring on or before the date hereof reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or foreign Laws); (iii) any prepaid amounts received on or prior to the date hereof or deferred revenue realized, accrued or received on or prior to the date hereof outside of the ordinary course of business; (iv) a change in method of accounting with respect to Taxes that occurred or was requested on or prior to the date hereof (or as a result of the use of an impermissible method of accounting prior to the date hereof); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121 or similar provision of state, local, or foreign law) on or prior to the date hereof; or (vi) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) occurring or created on or prior to the date hereof.

(m)          Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business outside of the United States (or is otherwise required to file and pay Taxes in any jurisdiction outside of the United States).

(n)          Neither the Company nor any of its Subsidiaries has deferred any “applicable employment taxes” under Section 2302 of the CARES Act.

(o)          Neither the Company nor any of its Subsidiaries has any unpaid liability under Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(p)          Neither the Company nor any of its Subsidiaries directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(q)          Neither the Company nor any of its Subsidiaries has sold or otherwise transferred or assigned to any other Person an interest in any MSR that the Company or such Subsidiary owns (including any “excess servicing,” “excess spread,” “excess MSR,” participation interest or other similar interest) if such interest constitutes ownership of such MSR or a portion thereof for U.S. federal income tax purposes, except where all or substantially all of the economic rights with respect to such MSR have been sold or assigned to one or more other Persons.

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.11 (and Section 4.9, to the extent related to Taxes) constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to the Taxes of the Company and its Subsidiaries.  (collectively, the “Tax Representations”). For purposes of the Tax Representations, Section 6.2(h), Section 6.9, and any other provisions of this Agreement relating to Taxes or Tax Returns, (i) references to the Company shall include LSF6 Mid-Servicer Holdings LLC, and (ii) with respect to periods in which LSF6 Service Operations, LLC, was a member of a consolidated, combined or unitary group with LSF6 Mid-Servicer Holdings LLC or the Company, references to the Company’s Subsidiaries shall include LSF6 Service Operations, LLC.  Nothing in this Section 4.11 or otherwise in this Agreement shall be construed as a representation or warranty (i) with respect to the amount or availability in a Taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a Taxable period (or portion thereof) ending on or before the Closing Date, or (ii) with respect to any Tax positions that Buyer and its Related Parties may take in or in respect of a Taxable period (or portion thereof) beginning after the Closing Date.

4.12          Litigation.  Except for (a) routine loan-level claims and foreclosure actions and (b) as set forth on Schedule 4.12 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries at law or in equity, or before or by any Applicable Authority, that if adversely determined (i) would reasonably be expected to be material to the Business or to the Company or its Subsidiaries taken as a whole or (ii) would materially impair the Company’s ability to consummate the transactions contemplated by this Agreement in any material respect.  As of the date of this Agreement, there are no Governmental Orders by which the Company or any such Subsidiary is bound which would be material to the Company and its Subsidiaries, taken as a whole.

4.13          Compliance.

(a)          Except as set forth on Schedule 4.13(a), since the Lookback Date, the Company and its Subsidiaries and the Business have operated in compliance with all Laws to which the Company and its Subsidiaries or any of their properties or assets are subject, in each case, except for such violations that would, individually or in the aggregate, not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole or materially delay the Company from consummating, or materially impair the Company’s ability to consummate, the transactions contemplated by this Agreement.  Except as set forth on Schedule 4.13(a), neither the Company nor any of its Subsidiaries is subject to any non-routine investigation or proceeding by any Governmental Authority or Agency and no such Governmental Authority or Agency has notified the Company or any such Subsidiary in writing of its intent to commence any such investigation or proceeding, in each case, pertaining to the failure to originate, sell, service, or securitize residential mortgage loans in material compliance with Applicable Requirements in all material respects, except for such matters that would, individually or in the aggregate, not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole or materially delay the Company from consummating, or materially impair the Company’s ability to consummate, the transactions contemplated by this Agreement.

(b)          The Company is not an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

(c)          Since the Lookback Date, neither the Company nor its Subsidiaries nor any officer, director, or Employee, or to the Knowledge of the Company, any of their respective agents or representatives is or has otherwise been in violation in any material respect with any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) and the UK Bribery Act 2010, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)          To the extent required by applicable Law, the Company and each of its Subsidiaries have adopted, maintained and complied with adequate “know-your-customer” and anti-money laundering programs and reporting procedures, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering.

(e)          Neither the Company nor its Subsidiaries nor any of the Company’s or its Subsidiaries’ respective directors, officers or employees acting for or on behalf of the Company or its Subsidiaries is currently, or has been since the Lookback Date, subject to any economic, financial or trade sanctions under any Laws relating to economic, financial or trade sanctions, including the laws administered or enforced by the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. State Department), the United Nations Security Council or any other national or supranational economic, financial or trade sanctions authority regulating the behavior of a party hereto.

(f)          Except as set forth on Schedule 4.13(f), since the Lookback Date, the Company and its Subsidiaries have not (i) received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any Governmental Authority or Agency or (ii) received any written notice indicating that any Governmental Authority or Agency intends to cancel or terminate MSRs held by the Company, other than “voluntary partial cancellation” of existing servicing transactions in the ordinary course of business.

(g)          Since the Lookback Date, except as set forth on Schedule 4.13(g) of the Disclosure Schedule and except for indemnification, repurchase and make whole demands made by a Governmental Authority or Agency in the ordinary course of business, the Company and its Subsidiaries have not received any written notice from any Agency that (i) alleges that the Company or any of its Subsidiaries is under investigation or the subject of a non-routine inquiry for alleged noncompliance with any Law or (ii) asserts any deficiency in required capital, which in each case of clauses (i) and (ii) is material to the Company and its Subsidiaries, taken as a whole.

4.14          Real Property.

(a)          Leased Real Property.  Schedule 4.14(a) of the Disclosure Schedule contains a true and complete list of (i) all Contracts, including all amendments, supplements, modifications and extensions with respect thereto, to which the Company or any of its Subsidiaries is a party or by which it is bound and for which the annual rent exceeds One Million Dollars ($1,000,000) (“Real Property Leases”) pursuant to which the Company or any of its Subsidiaries leases real property as tenant, lessee or sublessee (as applicable) (the “Leased Real Property”), and (ii) all real property which is leased by the Company or any of its Subsidiaries, as lessor, to third parties, or any Leased Real Property which is subleased by the Company or any of its Subsidiaries, as sublessor, to third parties, in each case, as of the date of this Agreement.  True and complete copies of the Real Property Leases have been made available or delivered to Buyer prior to the date of this Agreement.  Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, in each case, in all material respects, except as enforceability may be limited by the Enforceability Exceptions.  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party to each Real Property Lease is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under any Real Property Lease. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened which would preclude or materially impair the use of the Leased Real Property by the Company or any applicable Subsidiary of the Company for the purpose for which it is used as of the date hereof, and the Company and its Subsidiaries enjoy quiet possession of the Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(b)          Except as set forth on Schedule 4.14(b) of the Disclosure Schedule, no consent, authorization or approval of, or notification to, any landlord or tenant that is a counterparty to a Real Property Lease is required to be obtained or made by the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)          Owned Real Property.  None of the Company or its Subsidiaries owns any interest in any real property, other than real estate owned assets relating to Mortgage Loans or MSRs owned by the Company or its Subsidiaries.  None of the Company or its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right or obligation to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein, other than real estate owned assets relating to Mortgage Loans or MSRs owned by the Company or its Subsidiaries.

4.15          Permits.

(a)          Schedule 4.15(a) of the Disclosure Schedule sets forth a correct and complete list of all material Permits owned, held, possessed or lawfully used by the Company and each of its Subsidiaries except with respect to any Permits required to be held by any Employee on an individual basis.  Such Permits (i) constitute all Permits necessary for the operation by the Company and its Subsidiaries of the Business as currently conducted and (ii) are, and have been at all relevant times since the Lookback Date, in full force and effect and are being complied with, in the case of (i) and (ii), except for any Permits, the failure of which to possess or to be in full force and effect or to be in compliance with, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries have not been in default or violation of any of the Permits since the Lookback Date, except as would not have a Material Adverse Effect.  No proceeding is pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in any revocation, suspension or limitation pertaining to any such Permit.  The Company and its Subsidiaries have not received any written notice of any cancellation or suspension of any such Permits.  The Company and its Subsidiaries are registered, licensed and qualified as a residential mortgage seller/servicer, servicer or issuer, as applicable, in accordance with the rules and regulations of each Agency and in the states referenced on Schedule 4.15(a) of the Disclosure Schedule pursuant to the Permits referenced on such Schedule.

(b)          Since the Lookback Date, neither the Company nor any of its Subsidiaries has received (i) any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any Agency or (ii) any written notice indicating that any event has occurred or any circumstance exists that would reasonably be expected to result in the Company or its Subsidiaries not maintaining its MSRs in respect of any Servicing Agreement with any Agency, in the case of (i) and (ii), that has resulted in, or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.16          Mortgage Loans.  Except as set forth on Schedule 4.16 and for those matters that would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole:

(a)          since the Lookback Date through the date hereof, the Business of the Company and its Subsidiaries with respect to the ongoing origination and servicing of Mortgage Loans was conducted in compliance with all applicable Laws and Applicable Requirements;

(b)          the Mortgage Loans held for sale by the Company or its Subsidiaries as of February 28, 2021, were eligible in all material respects for sale to the applicable Investor in accordance with applicable Investor requirements; and

(c)          other  than as disclosed on Schedule 4.16(c), the Company has not received any written notice, or, to the Knowledge of the Company, any oral notice from any Agency or the Federal Housing Finance Agency limiting the amount of Mortgage Loans the Company or its Subsidiaries is permitted to sell to any Agency on a daily, weekly, monthly or annual basis.

4.17          Mortgage Servicing Business.

(a)          The Company has not received any written notice indicating that any event has occurred that could reasonably be expected to result in the Company or any of its Subsidiaries to be in breach of any Servicing Agreement, except as would not have a Material Adverse Effect.

(b)          Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have the entire right, title and interest in and to the right to service the Mortgage Loans currently being serviced by the Company, subject to Applicable Requirements and Permitted Liens.  Except as set forth on Schedule 4.17(b) of the Disclosure Schedule and as would not have a Material Adverse Effect, since the Lookback Date, (i) each servicing advance made by or on behalf of the Company or any of its Subsidiaries was made, and is reimbursable in accordance with, the applicable Servicing Agreement and is a valid and subsisting amount owing to the Company and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any investor, insurer or other party in which such investor, insurer or other party disputes or denies any claim by or on behalf of the Company or any of its Subsidiaries for reimbursement in connection with a servicing advance.

(c)          Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation or termination of any Servicing Agreement.

(d)          Except as would not have a Material Adverse Effect, there has been no servicer event of default, servicer termination event, portfolio trigger or other default or breach, or written allegations thereof, by the Company or any of its Subsidiaries, in each case as servicer under any Servicing Agreement.

4.18          Brokers and Finders.  Except as set forth on Schedule 4.18 of the Disclosure Schedule, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any arrangement or agreement by or on behalf of the Company or any of its Subsidiaries for which Buyer or the Company or its Subsidiaries would be liable following Closing.

4.19          Affiliate and Related Party Transactions.  Schedule 4.19 of the Disclosure Schedule sets forth a true and complete list of all Contracts (the “Affiliate Contracts”) in effect since the date of the Latest Balance Sheet between the Company or its Subsidiaries on the one hand, and Seller or any of its Related Parties or any of their respective officers, directors, members, managers, partners or employees on the other hand, including pursuant to which (a) services or assets are to be provided or (b) any interest in any asset, property or right, tangible or intangible, is used by the Company or any of its Subsidiaries.

4.20          Bank Accounts; Letters of Credit.  Schedule 4.20 contains an accurate and complete list, for the Company and each of its Subsidiaries, of (a) all non-escrow operational bank accounts and lock boxes relating to the business and operations of such entity (including the name of the bank or other institution where such account or box is located and the name of each principal authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of such entity (setting forth, in each case, the financial institution issuing such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued).

4.21          Acknowledgement of Company. The representations and warranties by Buyer expressly contained herein, in the certificate delivered by Buyer at Closing pursuant hereto and in its Related Agreements constitute the sole and exclusive representations and warranties of Buyer in connection with the transactions contemplated by this Agreement, its Related Agreements and the consummation of the transactions contemplated hereby and thereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed by Buyer, and the Company has not relied and is not relying on any other statement, representation or warranty, oral or written, express or implied, made by Buyer or any of its Related Parties or Representatives.

4.22          No Other Representations or Warranties.  Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by the Company in this Article 4 or in the certificates required to be delivered by Seller or the Company at Closing, none of the Company, its Subsidiaries, any of its Related Parties thereof nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer, or any of its Related Parties, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing.  Except for the representations and warranties made by the Company in this Article 4, in the certificates required to be delivered by Seller or the Company at Closing, all other representations and warranties, whether express or implied, are expressly disclaimed by the Company.

ARTICLE 5

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates):

5.1          Due Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

5.2          Due Authorization.  Buyer has full corporate power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by Buyer, and no other proceedings or actions on its part are necessary to authorize the execution, delivery or performance of this Agreement or any of its Related Agreements or the consummation of the transactions contemplated hereby and thereby.  Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes, and Buyer’s Related Agreements, upon execution and delivery by Buyer will constitute (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except, in each case, as such enforceability may be limited by the Enforceability Exceptions.

5.3          Non-Contravention; Consents and Approvals.

(a)          Except for the Antitrust Approvals and the Required Regulatory Approvals, the execution, delivery and performance by Buyer of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which Buyer is subject; (ii) violate or conflict with the Governing Documents of Buyer; (iii) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of Buyer; or (iv) violate or result in a breach or default under any material Contract to which Buyer is a party; provided, however, that no representation or warranty is made in the foregoing clauses (i), (iii) and (iv) with respect to matters that would not have a material adverse effect on Buyer or materially impair Buyer’s ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and its Related Agreements.

(b)          Except for the Antitrust Approvals and the Required Regulatory Approvals, the execution, delivery and performance by Buyer of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by Buyer with, or notice by Buyer to, or authorization, qualification, consent, order or approval or other action with respect to Buyer by, any Governmental Authority; provided, however, that no representation or warranty is made with respect to filings, registrations, notices, authorizations, qualifications, consents, orders, approvals or actions that, if not made or obtained, would not have a material adverse effect on Buyer or materially impair Buyer’s ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and its Related Agreements.

5.4          Investigation; Limitation on Warranties.

(a)          In connection with its determination to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Buyer and its Representatives have received or been given access to all information, books and records, facilities and other assets of the Company and its Subsidiaries as it has deemed necessary and have been afforded adequate opportunity to meet with, ask questions of and receive answers from the management of Seller, the Company and its Subsidiaries.

(b)          Buyer is consummating the transactions contemplated by this Agreement and the Related Agreements without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Seller expressly and specifically set forth in Article 3 (Representations and Warranties of Seller) and the representations and warranties of the Company expressly and specifically set forth in Article 4 (Representations and Warranties of the Company) hereof, each as qualified by the Disclosure Schedule or made in any certificate required to be delivered by Seller or the Company at the Closing, which shall constitute the sole representations and warranties of Seller and the Company in connection with the transactions contemplated by this Agreement, their respective Related Agreements and the consummation of the transactions contemplated hereby and thereby.  Buyer understands, acknowledges and agrees that none of Seller, the Company or their respective Related Parties has made nor are any of them making, any representation or warranty whatsoever, express or implied, as to the accuracy or completeness of any information regarding Seller, the Company, the Subsidiaries or their respective business or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule or made in any certificate, instrument, statement or other document required to be delivered by Seller or the Company at the Closing and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed by Seller and the Company.

(c)          Buyer and its Representatives have conducted to their satisfaction an independent investigation and verification of the Company and its Subsidiaries (including their businesses, operations, assets, liabilities, condition (financial or otherwise), equity interests, properties, forecasts, projected operations and prospects) and Buyer acknowledges that it is relying only on the representations and warranties of Seller expressly and specifically set forth in Article 3 (Representations and Warranties of Seller) and the Company expressly and specifically set forth in Article 4 (Representations and Warranties of the Company) hereof, each as qualified by the Disclosure Schedule and on any certificates required to be delivered by Seller or the Company at the Closing, and its own investigation and analysis in entering into the transactions contemplated hereby, and Buyer has not relied and is not relying on any other statement, representation or warranty, oral or written, express or implied, made by Seller, the Company, or any their respective Related Parties or Representatives.  Buyer is knowledgeable about the industries and markets in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

(d)          In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from, or on behalf of Seller and the Company, certain projections, forward-looking statements, forecasts and estimates, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information of the Company and its Subsidiaries.  Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forward-looking statements, forecasts, estimates and plans, that Buyer is familiar with such uncertainties; and (ii) Buyer shall have no claim against Seller, the Company and their respective Related Parties or any other Person with respect thereto. Accordingly, except as set forth in Article 3 (Representations and Warranties of Seller) and Article 4 (Representations and Warranties of the Company) hereof, each as qualified by the Disclosure Schedule or as set forth in any certificate required to be delivered by Seller or the Company at the Closing, Seller, the Company and their respective Related Parties make no representations or warranties whatsoever with respect to such projections, forward-looking statements, forecasts, estimates and plans, including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and plans.

(e)          Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Buyer in this Article 5 or in the certificate delivered by Buyer at Closing, none of Buyer or any of its Related Parties nor any other Person makes any representation or warranty with respect to Buyer or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Seller, the Company, or any of their respective Related Parties, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing.  Except for the representations and warranties made by Buyer in this Article 5, in the certificate delivered by Buyer at Closing or in any statement or document delivered hereunder, all other representations and warranties, whether express or implied, are expressly disclaimed by Buyer.

5.5          Litigation.  There are no Actions pending or, to Buyer’s actual knowledge, threatened against Buyer at law or in equity, or before or by any Applicable Authority, which would adversely affect in any material respect Buyer’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby. Buyer is not subject to any Governmental Order of any Applicable Authority that would adversely affect in any material respect Buyer’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby in any material respect.

5.6          Financing.

(a)          Notwithstanding any other provision of this Agreement to the contrary, Buyer understands and acknowledges that the obligations of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.  Buyer will have access to committed sources of cash and lines of credit as of the Closing, when taken together with cash on hand of Buyer or other sources of cash to become available to Buyer on the Closing Date sufficient to pay the Purchase Price and to otherwise satisfy its obligations and consummate the transactions contemplated by this Agreement and its Related Agreements.

(b)          As of the hereof, (i) each Debt Financing Commitment Letter is a valid and binding obligation of Buyer, and is in full force and effect, enforceable in accordance with its terms against Buyer, and, to the actual knowledge of Buyer, the other parties thereto, except, in each case, as enforceability may be limited by the Enforceability Exceptions, and (ii) no event has occurred that constitutes or will constitute (with or without the giving of notice, the passage of time or both) a breach or default (or give rise to any right of termination or cancellation) under any Debt Financing Commitment Letter or result in the expiration of any Debt Financing Commitment Letter.  Any and all commitment fees or other fees payable in connection with the Debt Financing Commitment Letters that are due and payable on or prior to the date hereof have been paid in full by Buyer.  No conditions precedent or other contingencies related to the obligation of any party under the Debt Financing Commitment Letters exist, or will exist, other than as expressly set forth in the Debt Financing Commitment Letters.

5.7          Acquisition for Investment.  Buyer is aware that the Shares being acquired by Buyer pursuant to the transactions contemplated by this Agreement have not been registered under the Securities Act or under any state securities laws.  Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and Buyer is purchasing the Shares with the present intention of holding the Shares for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act in violation of any federal or state securities Laws.  Buyer acknowledges that the Shares may not be sold or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.

5.8          Brokers and Finders.  Except for Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of Buyer for which Seller would be liable following the Closing.

5.9          Solvency.  Assuming (a) the Company and its Subsidiaries are solvent immediately prior to Closing and (b) the accuracy of the representations and warranties of Seller and the Company set forth in Article 3 and Article 4 hereof, respectively, and compliance by Seller and the Company with the respective covenants hereunder, then immediately after giving effect to the Closing and the transactions contemplated by this Agreement and its Related Agreements, each of Buyer and the Company will be Solvent.  For purposes of this Section 5.9, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures.  For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  No transfer is being made and no obligation is being incurred in connection with the transactions contemplated hereby or by the Related Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer.

ARTICLE 6

Covenants

6.1          Access to Information and Facilities.

(a)          From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement and applicable Law, the Company shall and shall cause its Subsidiaries to give Buyer and Buyer’s Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, personnel and books and records of the Company and its Subsidiaries and to such other information relating to the Company and its Subsidiaries (including the Business) as Buyer and its Representatives shall from time to time reasonably request, in each case, to the extent that such access and disclosure would not obligate Seller, the Company or its Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses; provided, however, that (i) all requests for access shall be directed to Jordan Licht or Balasubramanian Panchanadeswaran unless otherwise specified by Seller in writing; (ii) the auditors and accountants of Seller, the Company and its Subsidiaries shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants and (iii) Buyer is not authorized to and shall not (and shall cause its Subsidiaries and its and their respective Representatives not to) contact (including through phone, email or social media), any officer, director, employee, customer, service provider, lender or any material business relation of Seller, the Company or its Subsidiaries prior to the Closing, in each case relating to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed); and (iv) Buyer shall comply, and shall cause its Representatives to comply, with all safety, health and security rules applicable to any offices or facilities being visited (including rules to comply with Public Health Measures or any Company policies or procedures reasonably implemented in response to a Public Health Event); provided, further, that nothing herein shall prohibit Buyer or its Representatives from discussing with any customer, service provider, lender or any other business relation of the Company or its Subsidiaries that also has a relationship with Buyer or its Affiliates, so long as any information disclosed with respect to the transactions contemplated hereby is made consistent with Section 6.1(b); provided, further, that nothing herein shall require Seller, the Company or its Subsidiaries to provide access or to disclose any information to Buyer if such access or disclosure (A) would be in violation of Law (including any Antitrust Laws) applicable to Seller, the Company or its Subsidiaries or the terms of any Contract to which any of Seller, the Company or its Subsidiaries is party; or (B) is subject to an attorney-client or an attorney work-product privilege or would result in the waiver of any applicable attorney-client privilege (provided that, in the case of clauses (A) and (B), the Company shall use its commercially reasonable best efforts to provide such access or make such disclosure (or as much of it as possible) in a manner that does not result in such violations of Law, Contract or waiver of privilege).

(b)          Notwithstanding section 16 of the Confidentiality Agreement, the obligations under the Confidentiality Agreement shall not terminate upon entry into this Agreement and, furthermore, Buyer and its Representatives shall treat and hold strictly confidential any Confidential Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement.  For the avoidance of doubt, any Confidential Information (as defined in the Confidentiality Agreement) may be used for purposes of consummating the transactions contemplated by this Agreement and in the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control.  Upon the Closing, the Confidentiality Agreement shall terminate automatically.

6.2          Preservation of Business.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, other than (i) as set forth in Schedule 6.2 of the Disclosure Schedule, (ii) as expressly required by this Agreement, (iii) as required by applicable Law or clause (iii) of the definition of Applicable Requirements, (iv) solely with respect to clause (x)(1)(A), to the extent reasonably necessary and prudent (A) to prevent material harm to the health and safety of any employees, customers, distributors, vendors or service providers of the Company and its Subsidiaries, (B) as may be reasonably necessary to mitigate the adverse effects occurring after the date hereof caused by a Public Health Event or (C) to comply with Public Health Measures; provided that with respect to any actions proposed to be taken (or not taken) in accordance with clause (iv), the Company shall be permitted to take actions (or not take actions) to the extent that (A) the Company reasonably determines in good faith (taking into account the then-current operating conditions and developments with respect to the Company and its Subsidiaries) is a commercially advisable action to take (or not take) to address the matters set forth in this subsection (iv), and (B) the Company provides reasonably prompt notice to Buyer of such action, or (v) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed other than in the case of Section 6.2(a), (b), (c), (e), (p), (t) or (v); provided that, notwithstanding the foregoing, consent to any act that would result in a Leakage Amount may be withheld, conditioned or delayed in Buyer’s sole discretion), (x) the Company shall, and the Company shall cause its Subsidiaries, to (1) (A) operate in the ordinary course of business and (B) continue to use prudent risk management practices consistent with past practice and appropriate in scope and duration for the perceived risk, in the case of this clause (B), as the Company believes in good faith to be required by and commensurate with market conditions but subject in all cases to Schedule 6.2 (this clause (B), the “Risk Management Practices”) and (2) use commercially reasonable best efforts to preserve intact the Company’s and its Subsidiaries’ business organizations, to retain the services of its current officers and employees, to preserve the goodwill of its material business relationships, and (y) the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)          declare, set aside, make or pay a dividend on, or make any other distribution in respect of, its equity securities, except dividends and distributions made by wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries;

(b)          (i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or (ii) adjust, split, combine, recapitalize or reclassify any of the Company’s or any of its Subsidiaries’ equity securities, in each case of clauses (i) and (ii), except in the case of special purpose entities, pursuant to renewals of and amendments to existing financing facilities of the Company and its Subsidiaries that include pledges of special purpose entity equity or issuances of equity tranches by special purpose entities in the ordinary course of business;

(c)          redeem, purchase or otherwise acquire any outstanding equity of the Company or any of its Subsidiaries which are not wholly-owned, directly or indirectly, by the Company;

(d)          adopt any amendments to their respective Governing Documents;

(e)          dissolve or liquidate, or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization with respect to, the Company or any of its Subsidiaries;

(f)          sell, assign, license, transfer, pledge or otherwise dispose of any material assets (including any material Intellectual Property), except with respect to (i) assets with a purchase price or value, in the aggregate, of less than One Million Dollars ($1,000,000) and (ii) the acquisition, sale, repurchase, refinancing, transfer or pledge of Mortgage Loans (and associated MSRs) in the ordinary course of business or the pledge of MSRs or any hedging activity in accordance with the Risk Management Practices; provided that the bulk sale of MSRs shall not be deemed to be in the ordinary course of business;

(g)          except as required by Law, change any of the accounting principles, methodologies, procedures or practices used by the Company or any of the Subsidiaries;

(h)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any accounting method with respect to material Taxes, file any materially amended Tax Return, enter into any closing agreement with respect to material Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to any Company or any of its Subsidiaries, surrender any right to claim a material refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(i)          except as expressly required by the terms of a Benefit Plan as in effect on the date hereof or as required by applicable Law, (i) increase the salary, bonus, commission or other compensation or benefits payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, other than increases in base salaries, bonus or commission in the ordinary course of business for any such individual (A) working in mortgage loan production or mortgage loan fulfillment who has annual base salary of less than Two Hundred Fifty Thousand Dollars ($250,000) on the date hereof (or, if later, the date of hire), or (B) working other than in mortgage loan production or mortgage loan fulfillment who has annual compensation (i.e., base salary, bonus and commission) of less than Two Hundred Fifty Thousand Dollars ($250,000) on the date hereof (or, if later, the date of hire), (ii) accelerate the vesting or payment of, or provide for the funding of, any amount payable to, any such individual, or (iii) guarantee the amount of any annual year-end performance  bonus that may be payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, other than guarantee of any annual year-end performance bonus in connection with a retention bonus awarded as part of the Approved Retention Amount to non-production employees; provided, however, that to the extent any bonus is guaranteed in excess of the target level of performance as of the date of this Agreement, any excess bonus amount above the target level shall be deemed to reduce the Approved Retention Amount available to be allocated, (iv) make payments in respect of any annual year-end performance bonus, unless the Closing Date occurs after December 31, 2021 and the aggregate annual bonus pool is (x) calculated consistent with past practices and subject to consultation with Buyer and (y) does not exceed a maximum of one hundred twenty percent (120%) of target or (v) adopt, amend, modify or terminate any Benefit Plan, other than in respect of routine amendments that do not materially increase the costs of the Company or any of its Subsidiaries with respect thereto;

(j)          (i) terminate the employment of any Employee (other than for cause consistent with past practice) (A) working in mortgage loan production or mortgage loan fulfillment who has an annual base salary equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) on the date hereof (or if later, the date of hire), or (B) working other than in mortgage loan production or mortgage loan fulfillment who has annual compensation (i.e., base salary, bonus and commission) equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) on the date hereof (or if later, the date of hire), or (ii) hire any individual to become an Employee, other than hiring of individuals (A) working in mortgage loan production or mortgage loan fulfillment  who has annual base salary of less than Two Hundred Fifty Thousand Dollars ($250,000), or (B) working other than in mortgage loan production or mortgage loan fulfillment who has annual compensation (i.e., base salary, bonus and commission) of less than Two Hundred Fifty Thousand Dollars ($250,000);

(k)          enter into, materially modify, waive, renew or terminate any Material Contracts or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract, in each case except as expressly permitted by Sections 6.2(b), 6.2(f), 6.2(l), 6.2(o), 6.2(p), 6.2(q) and 6.2(r);

(l)          except in connection with renewals of and amendments to existing financing facilities of the Company and its Subsidiaries in the ordinary course of business, issue any note or bond or enter into any other debt agreement, obligation or security, or create, borrow, assume or guarantee any amount or amend, modify or refinance any existing debt; provided that any consents of financing sources (and renewals or amendments in connection therewith) under Existing Financing Amendments obtained in connection with the transactions contemplated by this Agreement shall only be obtained at the direction of Buyer;

(m)          (i) recognize or certify any labor union as the bargaining representative for any employees of the Company or its Subsidiaries, or (ii) modify, extend or enter into any collective bargaining agreement with any labor union;

(n)          (i) except as set forth on Schedule 1.1(d) and Schedule 6.2(n), waive, release, assign, settle or compromise any Action involving disputed amounts in excess of One Million Dollars ($1,000,000) of liability for the Company in excess of reserves therefor or involving any adverse non-monetary relief or in connection with the transactions contemplated hereby or (ii) commence a material Action against a third party (including any Action against a third party in connection with the transactions contemplated hereby), excluding litigation in respect of Mortgage Loans and real estate owned assets serviced by the Company or its Subsidiaries in the ordinary course of business or as required by the applicable Servicing Agreement;

(o)          authorize, or make any commitment with respect to, any capital expenditures in excess of Two Million Dollars ($2,000,000) other than capital expenditures contemplated by the capital expenditure summary contained in folder 6.5 of the Data Room;

(p)          make any loan (other than a Mortgage Loan on arms’-length terms in the ordinary course of business) to, or enter into any other transaction with, any of its directors, officers, employees, or equityholders of the outstanding equity interests of the Company or Seller or any of its Related Parties;

(q)          make any loans, advances or capital contributions to, or investments in, any other Person other than (i) Mortgage Loans originated in the ordinary course of business, (ii) loans, advances or capital contributions by the Company to a wholly-owned Subsidiary, (iii) loans, advances, capital contributions to, or investments in, special purpose entities related to financing facilities of the Company in the ordinary course of business or (iv) customary servicing advances made in respect of Mortgage Loans and real estate owned assets serviced by the Company or its Subsidiaries in the ordinary course of business or as required by the applicable Servicing Agreement;

(r)          other than in the ordinary course of business and not to exceed Two Million Dollars ($2,000,000) in the aggregate, acquire any business or Person, by merger or consolidation, purchase of all or substantially all, or any material portion of, the assets of, or equity interests of such Person or any other material assets, or by any other manner, in a single transaction or a series of related transactions;

(s)          fail to maintain in full force and effect or to renew the Insurance Policies in a form and amount consistent with past practice;

(t)          enter into any new line of business;

(u)          amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies except in accordance with the Risk Management Practices; or

(v)          agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Buyer, directly or indirectly, prior to Closing, the right to control or direct the operations of any of the Company or its Subsidiaries.  Prior to the Closing, Seller, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

6.3          Efforts.

(a)          Subject to the terms and conditions of this Agreement, including this Section 6.3, each of the Company, Seller and Buyer shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including using commercially reasonable best efforts in (i) preparing and filing, in consultation with the other Parties, as promptly as reasonably practicable with any Applicable Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all non-actions, clearances, waivers, approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Applicable Authority or other third party, in each case, that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Closing pursuant to Article 7).  Except as set forth on Schedule 1.1(d), the Company and its Subsidiaries shall not make any payments (other than de minimis payments) or grant any concessions to any third party in connection with obtaining any consents under Contracts (other than the Existing Financing Amendments solely at Buyer’s direction) without Buyer’s prior written consent.

(b)          Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Buyer or any of its Affiliates (or for the avoidance of doubt any of its Related Parties) (including in respect of the Company or any of its Subsidiaries) to agree to or accept (nor shall the Company or any of its Subsidiaries, without Buyer’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy, cost, liability or other action, in each case that is imposed or otherwise required by an Applicable Authority pursuant to or in connection with a Required Regulatory Approval or otherwise in connection with the transactions contemplated by this Agreement (or otherwise as set forth on Schedule 6.3(b)), and (1) that would reasonably be expected to be material (A) with respect to the Company and its Subsidiaries, to either the assets, liabilities, business or results of operation of the Company and its Subsidiaries taken as a whole (without giving effect to the transactions contemplated hereby) or (B) with respect to Buyer and its Subsidiaries, to Buyer’s and its Subsidiaries’ business of originating, selling and servicing residential mortgage loans taken as a whole (without giving effect to the transactions contemplated hereby) or (2) that would otherwise adversely impair the reasonably expected benefits of the transaction to Buyer in any material respect, and without limiting the foregoing, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Buyer or any of its Affiliates (or for the avoidance of doubt any Related Parties thereof) (including in respect of the Company or any of its Subsidiaries) to agree to or accept (nor shall the Company or any of its Subsidiaries, without Buyer’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy, cost, liability or other action as set forth on Schedule 6.3(b)(i) (any of the foregoing described in this Section 6.3(b), a “Burdensome Condition”); provided that neither (x) any action imposed by an Applicable Authority as a matter of general applicability to approved entities nor (y) any action required to be taken by Buyer, the Company or their respective Subsidiaries described on Schedule 6.3(b)(ii) shall be considered a Burdensome Condition.

(c)          In furtherance and not in limitation of the foregoing, each of (i) the Company and, as necessary, its Subsidiaries, (ii) Seller and, as necessary, its Affiliates and (iii) Buyer and, as necessary, its Affiliates shall make, as promptly as reasonably practicable, each in a materially complete form, any filing that may be required with any Applicable Authority.  Each of the Company, Seller and Buyer, including, as necessary, the respective Affiliates of each, shall supply as promptly as reasonably practicable any cooperation, additional information and documentary material that may be requested by any Applicable Authority and necessary to obtain any non-action, clearance, waiver, approval, consent, registration, permit, authorization or other confirmation from such Applicable Authority and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Applicable Authority (including providing financial information and certificates as well as personal information of senior management, directors, officers, managers, general or limited partners or members of the Company, Seller or Buyer, or the respective Affiliates of each, as applicable, and making individuals with appropriate seniority and expertise of the Company, Seller or Buyer, as applicable, available to participate in discussions or hearings).  The Company and, as necessary, its Subsidiaries, and Buyer shall promptly (and, (x) with respect to any required filing of a Notification and Report Form pursuant to the HSR Act, in no event later than ten (10) Business Days in accordance with Section 6.4 and (y) with respect to any filing that may be required in connection with the Required Regulatory Approvals, in no event later than fifteen (15) Business Days, following the date hereof) make or cause to be made the filings and submissions set forth in Schedule 6.3(c) of the Disclosure Schedule, each in materially complete form (with any updates or supplements thereto to follow promptly thereafter), it being agreed that notwithstanding anything in this Agreement to the contrary, Buyer or Buyer’s counsel shall have primary direction over submissions to and communications with and between any Applicable Authority relating to the Required Regulatory Approvals.

(d)          Except as prohibited by applicable Law or Governmental Order, each of Buyer, Seller and the Company, including, as necessary, the respective Affiliates of each, shall (i) cooperate and consult with each other, and promptly provide to each other any information necessary (including regarding compliance by each of Buyer and Seller’s Affiliates with applicable financial strength requirements of any Applicable Authority), in connection with any filing or submission with an Applicable Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before an Applicable Authority relating to the transactions contemplated by this Agreement, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (except documents or portions thereof for which confidential treatment has been requested or given), (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, any Applicable Authority (including that each Party shall promptly inform the other Party of any communication received by such Party of the potential imposition by an Applicable Authority of a Burdensome Condition or that could reasonably be expected to lead to a request by an Applicable Authority for a Burdensome Condition), and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit the other to review and discuss in advance, and consider in good faith the views of the other (to the extent timely communicated) in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals or other communications to be submitted to any Applicable Authority or third party whose consent may be required in connection with the transactions contemplated by this Agreement (including in connection with any potential Burdensome Condition) and (iv) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Applicable Authority relating to this Agreement or the transactions contemplated hereby.

(e)          Unless prohibited by applicable Law or Governmental Order or by an Applicable Authority, each of the Company and Buyer, including, as necessary, the respective Affiliates of each, shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation, with any Applicable Authority in respect of the transactions contemplated by this Agreement without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Governmental Order or by an Applicable Authority from participating in or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(f)          In furtherance of the foregoing, but subject to the limitations set forth in Section 6.3 and Section 6.4(c), Buyer, the Company and each of their respective Affiliates shall each use their commercially reasonable best efforts (i) to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Governmental Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the consummation of the transactions contemplated hereby and (ii) not to take any action the effect of which is to cause the generally applicable financial strength requirements (to the extent applicable, after giving effect to the transactions contemplated hereby, but for the avoidance of doubt, without limiting any change thereto constituting a Burdensome Condition) of any Applicable Authority applicable to Buyer and its Affiliates to not be satisfied.

6.4          Competition Clearance.  Notwithstanding the generality of Section 6.3, but solely with respect to the Antitrust Laws:

(a)          Each Party agrees to make and Buyer agrees to cause its “ultimate parent” (as defined under the HSR Act) to make any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof unless otherwise mutually agreed to by the Parties and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and use commercially reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable; provided, however, that, to the extent available, the Parties shall request early termination of the waiting period under the HSR Act unless both Buyer and Seller agree otherwise. Buyer shall be responsible for all filing fees under the HSR Act.

(b)          Each of Buyer, on the one hand, and Seller and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act and related regulations or any other Antitrust Law, and in connection with any investigation or Action initiated or brought by a Governmental Authority or a private party under any Antitrust Law, use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.  As used in this Agreement, the term “Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other United States federal, state and local Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)          In furtherance and not in limitation of the covenants of the Parties contained in Section 6.4(a) and Section 6.4(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use commercially reasonable best efforts to resolve objections or suits so as to permit consummation of the transactions contemplated by this Agreement in a timely manner.  Without limiting the generality of the foregoing, if any action or proceeding is threatened or instituted by any Governmental Authority or any other Person challenging the validity or legality of or seeking to restrain the consummation of the transactions contemplated by this Agreement, Buyer shall use its commercially reasonable best efforts to avoid, resist, resolve or, if necessary, defend such action or proceeding and shall afford Seller a reasonable opportunity to participate therein.  Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Buyer shall use commercially reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the transactions contemplated by this Agreement to occur prior to the Termination Date; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Buyer or any of its Affiliates (or for the avoidance of doubt any Related Parties thereof) to agree to or accept (nor shall the Company or any of its Subsidiaries, without Buyer’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy, cost, liability or other action imposed by a Governmental Authority (i) that would reasonably be expected to be material (A) with respect to the Company and its Subsidiaries, to either the assets, liabilities, business or results of operation of the Company and its Subsidiaries taken as a whole (without giving effect to the transactions contemplated hereby) or (B) with respect to Buyer and its Subsidiaries, to Buyer’s and its Subsidiaries’ business of originating, selling and servicing residential mortgage loans taken as a whole (without giving effect to the transactions contemplated hereby) or (ii) that would otherwise adversely impair the reasonably expected benefits of the transaction to Buyer in any material respect.  Each Party shall diligently assist and cooperate with the other Parties in preparing and filing any and all written communications that are to be submitted to any Governmental Authorities in connection with the transactions contemplated hereby and in obtaining any approvals and authorizations which may be required to be obtained for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, which assistance and cooperation shall include:  (1) timely furnishing to the other Parties all information concerning such Party and/or its Affiliates (including, as applicable, the Company) that counsel to the other Parties reasonably determines is required to be included in such documents or would be helpful in obtaining such approval or authorization; (2) promptly providing the other Parties with copies of all written communications to or from any Governmental Authority relating to any Antitrust Law; provided, however, that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only;” (3) keeping the other Parties informed of any communication received or given in connection with any action or proceeding by such Party, in each case regarding the transactions contemplated by this Agreement; and (4) permitting the other Parties to review and incorporate their reasonable comments in any communication given by such Party to any Governmental Authority or in connection with any proceeding related to the HSR Act or any Antitrust Law, in each case regarding the transactions contemplated by this Agreement.  Neither Buyer, on one hand, nor Seller or the Company, on the other hand, shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the transactions contemplated by this Agreement, including any filings under the HSR Act or any Antitrust Law, without providing the other Party with reasonable prior notice of such meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion.

(d)          Prior to the Closing, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire any bulk MSRs or any business primarily consisting of MSRs if entering into a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or delay the consummation thereof beyond the Termination Date.

6.5          Preservation of Records; Post-Closing Access and Cooperation.

(a)          For a period of seven (7) years after the Closing Date, the Company and its Subsidiaries shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Company and its Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date.  On and after the end of such period, Buyer shall, and shall cause its Affiliates to, provide Seller with at least ten (10) Business Days’ prior written notice before destroying, altering or otherwise disposing any such books and records, during which period Seller may elect to take possession, at its own expense, of such books and records subject to Seller’s entry into a customary confidentiality agreement.  Notwithstanding the foregoing, the Company shall retain the books and records with respect to Tax matters that are in the possession of the Company at the Closing until the expiration of the applicable statute of limitations, including any extensions thereof.

(b)          Buyer, the Company and its Subsidiaries shall, after the Closing Date, afford to Seller and its Representatives reasonable access during normal business hours to (i) the books and records (including for the purpose of examining and copying) of the Company and its Subsidiaries relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date; (ii) personnel of Buyer, the Company, its Subsidiaries and their respective Affiliates for purposes of better understanding such books and records; and (iii) any Tax Returns that are related to a Pre-Closing Period but are to be filed after the Closing Date or that relate to a Straddle Period of the Company or its Subsidiaries, in the case of each of clauses (i) through (iii), to the extent requested by Seller (A) for the purpose of preparing any Tax Returns or financial statements or (B) as may be necessary or required pursuant to applicable Law or any audit request, subpoena or other investigative demand by any Governmental Authority or for any Actions, other than against Buyer or its Related Parties (including the Company and its Subsidiaries) subject to Seller’s entry into a customary confidentiality agreement; provided, however, that Seller shall comply, and shall cause its Representatives to comply, with all safety, health and security rules applicable to any offices or facilities being visited (including rules to comply with Public Health Measures or any Buyer or Company policies or procedures implemented in response to a Public Health Event); provided, further, that nothing herein shall require Buyer, the Company or its Subsidiaries to provide access or to disclose any information to Seller if such access or disclosure (A) would be in violation of Law applicable to Buyer, the Company or its Subsidiaries or the terms of any Contract to which any of Buyer, the Company or its Subsidiaries is party; or (B) is subject to an attorney-client or an attorney work-product privilege or would result in the waiver of any applicable attorney-client privilege (provided that, in the case of clauses (A) and (B), the Company shall use its commercially reasonable best efforts to provide such access or make such disclosure (or as much of it as possible) in a manner that does not result in such violations of Law or waiver of privilege).

(c)          Upon the reasonable request of Buyer or Seller, each Party will on and after the Closing Date execute and deliver to the other Parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated by this Agreement and the Related Agreements, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

6.6          Employees and Benefits.

(a)          For the period following the Closing Date through December 31, 2021, Buyer shall, or shall cause the Company and its Subsidiaries to, provide to each Employee who is employed or engaged by the Company or its Subsidiaries immediately prior to the Closing (each, a “Continuing Employee”) (A) a base salary or base wage rate, (B) cash target bonus, cash variable compensation and cash incentive compensation opportunities and (C) other benefit plans and arrangements (including health, welfare and retirement benefits but excluding equity or equity-based compensation) in the aggregate, in each case that are no less favorable, than those provided to similarly situated employees of Buyer and its Affiliates.  Notwithstanding the foregoing, this Section 6.6 shall not limit the obligation of any of Buyer, the Company and its Subsidiaries or their Affiliates to comply with applicable Laws or to maintain any compensation arrangement or benefit plan in accordance with its terms.

(b)          Buyer shall bear the cost and expense of the termination of employment of any Continuing Employee on or after the Closing Date.  Buyer and its Affiliates shall, for each Continuing Employee who, during the period beginning on the Closing Date and ending on the later of (i) three (3) months following the Closing Date or (ii) December 31, 2021, is terminated other than for cause, provide severance to each such Continuing Employee that is at least equal to the value of the severance such Continuing Employee would receive under the formula set forth on Schedule 6.6(b) (taking into account service credited pursuant to Section 6.6(c)).

(c)          To the extent applicable with respect to employee benefit plans, programs and arrangements (including determination of benefits for vacation and severance) that are established or maintained by Buyer and its Affiliates (including, for periods after the Closing, the Company and its Subsidiaries) for the benefit of Continuing Employees (“Buyer Plans”), Buyer and its Affiliates shall provide that each Continuing Employee (and, to the extent applicable, their eligible dependents) shall be given credit for (i) their service with Company and its Subsidiaries (A) for all purposes (other than benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Benefit Plan immediately prior to the Closing, and (B) for purposes of satisfying any waiting periods, evidence of insurability requirements, active employment requirements, requirements to show evidence of good health, or the application of any pre-existing condition limitations, and (ii) amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plans.  Notwithstanding the foregoing provisions of this Section 6.6(c), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

(d)          On and after Closing, Buyer and its Affiliates (including the Company and its Subsidiaries) shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Buyer and its Affiliates (including the Company and its Subsidiaries) (including breach of contract, defamation or retaliatory discharge) regarding the Continuing Employees, including any such liability (i) under any Law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, collective bargaining agreement, Contract, policy, commitment or arrangement of the Company or any of the Subsidiaries, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Continuing Employee.

(e)          In any termination or layoff of any Employee by Buyer, the Company and its Subsidiaries on or after the Closing, Buyer, the Company and its Subsidiaries will comply fully, if applicable, with the WARN Act and all other applicable Laws requiring notice to employees.  Buyer shall not, and shall cause the Company and its Subsidiaries to not, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or similar Laws affecting in whole or in part any facility, site of employment, operating unit or Employee without complying fully with the requirements of the WARN Act or similar Laws.  Buyer, the Company and its Subsidiaries will bear the cost of compliance with (or failure to comply with) any such laws.

(f)          Notwithstanding the preceding provisions of this Section 6.6, this Section 6.6 is not intended to and shall not (i) create any third party rights in any Continuing Employee or any other Person, (ii) amend any Benefit Plan or Buyer Plan or similar arrangement, (iii) require Buyer or any Company or Subsidiary to continue any Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any Continuing Employee or any other Person with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.7          Public Announcements.  No Party shall and each Party shall cause its respective Representatives not to issue any press release or otherwise make any public statements or disclosures with respect to this Agreement, including the terms hereof, and the transactions contemplated hereby, except (a) with the prior written consent of each of Buyer and Seller; (b) to the extent required by applicable Law or the rules of any securities exchange on which a Party’s or a Party’s Affiliates securities are traded (in which case the Party issuing such press release or making such public statement shall, if practicable in the circumstances, use commercially reasonable best efforts to allow the other Parties reasonable time to comment on such release or statement in advance of its issuance and will consider in good faith the advice of such other Party with respect thereto); (c) for announcements by a Party from time to time to their respective employees, customers, suppliers and other business relations and otherwise as they may reasonably determine is necessary (including to comply with applicable Law, this Agreement and the transactions contemplated hereby or any other agreement to which they are party); provided that in the case of this clause (c) any such announcements by a Party other than in accordance with the communications materials mutually agreed upon prior to the execution of this Agreement shall require the other Party’s consent (not to be unreasonably withheld, conditioned or delayed); or (d) statements that are substantially identical to previous press releases, public disclosures or public statements made by the parties hereto in compliance with this Section 6.7.  Buyer and Seller shall cooperate in good faith to prepare a joint press release to be issued on the date hereof, the terms of which shall be mutually agreed upon by the Parties.

6.8          Indemnification of Directors and Officers.

(a)          For six (6) years from and after the Closing Date, Buyer agrees to cause each of the Company and its Subsidiaries to indemnify and hold harmless all of their respective past and present officers and directors (each, a “D&O Indemnitee”) to the same extent such persons are indemnified by the Company or its Subsidiaries as of the date hereof pursuant to the Governing Documents of the Company or its Subsidiaries or any agreement between each of the Company or its Subsidiaries and such officer or director, solely to the extent such agreement has been provided to Buyer prior to the date hereof, for acts or omissions occurring at or prior to the Closing Date, and Buyer shall not permit the Company or its Subsidiaries to amend, repeal or modify any provision in the Company’s or the Subsidiaries’ Governing Documents, or any agreement with such officer or director relating to the exculpation or indemnification of former officers and directors as in effect as of the date hereof, except as may be required by Law.

(b)          On or after the Closing Date, the Company shall purchase pre-paid and non-cancellable run-off directors’ and officers’ liability, employment practices liability and fiduciary liability insurance with a six (6) year term (“D&O Tail Insurance”) in a form reasonably acceptable to Buyer, and with terms, conditions, retentions and limits of liability that are not materially less favorable to the insureds than the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by the Company and its Subsidiaries as of the date hereof (“Current D&O Insurance”) with respect to acts or omissions occurring or alleged to have occurred at or prior to the Closing Date, including the transactions contemplated hereby; provided, however, that in no event shall the Company expend for the D&O Tail Insurance an aggregate premium amount in excess of 300% of the aggregate annual premium for the Current D&O Insurance (“Maximum Amount”); provided, further, that if such D&O Tail Insurance is not available or the aggregate premium for the D&O Tail Insurance exceeds the Maximum Amount, the Company shall obtain D&O Tail Insurance with the greatest coverage reasonably available for a cost not exceeding the Maximum Amount.  Buyer shall cause the Company and its Subsidiaries to maintain the D&O Tail Insurance in full force and effect and to honor the obligations thereunder.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 6.8 shall survive the consummation of the Closing for a period of six (6) years.  In the event that Buyer, the Company or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, Buyer shall cause the successors and assigns of Buyer, the Company or its Subsidiaries, as the case may be, to expressly assume and be bound by the obligations set forth in this Section 6.8 to the extent such obligations are not otherwise assumed whether directly or indirectly by operation of law or otherwise.

(d)          The obligations of Buyer, the Company and its Subsidiaries under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.8 applies without the written consent of such affected D&O Indemnitee.

6.9          Tax Matters.

(a)          All United States federal, state, local, and non-United States transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon or arising out the sale of Shares pursuant to this Agreement shall be split equally between Buyer and Seller.

(b)          The Company, its Subsidiaries, Seller and Buyer shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, at the expense of the requesting party, in preparing and filing all Tax Returns of the Company and its Subsidiaries, relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any of its Subsidiaries relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such periods ending on or before the Closing Date and Straddle Periods.  For the avoidance of doubt, the Company shall control the filing of any Tax Return (including any consolidated, combined or unitary Tax Return) and the any defense of any Tax audit or other Tax proceeding with respect to LSF6 Mid-Servicer Holdings LLC.

(c)          In the case of any income or other material Tax Return filed or required to be filed by or on behalf of the Company or its Subsidiaries prior to the Closing, Seller shall prepare or cause to be prepared such Tax Returns in a manner consistent with past practice and shall provide a draft of each such Tax Return to Buyer for its review and comment no later than thirty (30) days prior to the due date for the filing of such Tax Return (including applicable extension periods) (or, if earlier, the proposed filing date). Seller shall consult with Buyer in good faith as to any changes reasonably requested by Buyer to such Tax Returns within ten (10) days of Buyer’s receipt of such Tax Returns, and if the parties cannot resolve any dispute with respect thereto, the dispute shall be resolved by an independent, nationally recognized accounting firm experienced in such matters.

6.10          Financing Cooperation.

(a)          From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 (Termination), the Company shall use its commercially reasonable best efforts to provide such assistance (and to cause each Subsidiary to use its commercially reasonable best efforts to provide such assistance) to Buyer, at the sole expense of Buyer, as is reasonably requested by Buyer in connection with the Financing.  Such commercially reasonable best efforts to provide such assistance shall include each of the following: (i) participation in, and assistance with, the Marketing Efforts related to the Financing, including furnishing to Buyer or as directed by Buyer, as promptly as is reasonably practicable following Buyer’s request, such pertinent and customary information as reasonably necessary to consummate the Marketing Efforts or assemble the Marketing Material, (ii) participation, upon reasonable notice, by senior management of the Company and its Subsidiaries in, and assistance with, the preparation of customary rating agency presentations, road show materials, lender information memoranda and other presentations, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required and meetings with one or more rating agencies in connection with the marketing of any syndication, or a customary offering, related to the Financing, (iii) furnishing to Buyer as promptly as reasonably practicable (x) within forty (40) calendar days after the end of each fiscal quarter and ninety (90) calendar days after the end of the fiscal year during the period from the date of the Latest Balance Sheet through the Closing, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for such fiscal quarter and year-to-date period ended and the corresponding quarter or year-to-date period in the prior year, including footnotes thereto, prepared on the same basis as the Financial Statements (the “Subsequent Unaudited Quarterly Financial Statements”), (y) within ninety (90) calendar days after the end of any fiscal year ending after the date of this Agreement through the Closing, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for such fiscal year, including footnotes thereto, prepared on the same basis as the Financial Statements (the “Subsequent Audited Annual Financial Statements”), and (z) the other Required Information, which in the case of clauses (x), (y) and (z), is Compliant, (iv) furnishing to Buyer as promptly as reasonably practicable such other pertinent and customary information regarding the Company and its Subsidiaries as is required, or reasonably requested by a Financing Source, in connection with the consummation of the Financing, (v) causing the independent auditors of the Company and its Subsidiaries to (A) reasonably cooperate with Buyer in connection with the Financing, including by providing customary “comfort letters” (including “negative assurance” comfort) and consents for use of their reports to the extent required, customary or reasonably appropriate, in connection with the marketing and syndication of the Financing or as are customary in an offering of debt, equity or equity-linked securities and (B) provide customary assistance with the due diligence activities of Buyer and the Financing Sources and the preparation of the documents referred to in the definition of “Marketing Materials,” including any pro forma financial statements, and providing customary consents to the use of audit reports in any disclosure and Marketing Materials relating to the Financing or other required or reasonably appropriate government filings, (vi) reasonably cooperating with Buyer to permit Buyer and its Affiliates to prepare such unaudited pro forma financial statements for Buyer and its Subsidiaries for such time periods as required by the Securities Exchange Act of 1934, as amended, the rules and regulations of the United States Securities and Exchange Commission or any rule or regulation of any securities exchange upon which the securities of Buyer are listed or traded or  as may be reasonably determined by Buyer or the Financing Sources to be required or appropriate in connection with the Financing (including providing Buyer and its accountants with reasonable access during normal business hours to financial and other information reasonably requested by Buyer in connection with Buyer’s preparation of such financial statements, including access to work papers of the Company, its Subsidiaries and their respective accountants reasonably requested by Buyer in connection therewith and providing reasonable assistance to Buyer and its accountants in the preparation of such financial statements), (vii) the Company and its Subsidiaries taking all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, subject to the occurrence of the Closing, necessary to permit and/or authorize the consummation of a Financing, (A) any portion of which is intended to fund any portion of the transactions contemplated herein, including any portion of the Purchase Price (a “Funding Financing”), or (B) that is consented to by the Company upon the reasonable request of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) (an “Approved Financing”) (any such action to be ratified promptly following the Closing), (viii) the Company and its Subsidiaries reasonable facilitation (through providing and executing customary agreements, documents or certificates) of the pledge and perfection of liens and security interests in connection with the Financing, providing reasonable assistance to Buyer in the preparation of, and authorizing (in the case of a Funding Financing or an Approved Financing) and executing the other Financing Documents, and taking such other actions as may be necessary to satisfy any conditions precedent in such documents, including any schedules thereto, in each case, as may be reasonably requested by Buyer (provided that no obligation under any such document or agreement will take effect until the Closing; provided, further, that any such actions are ratified promptly following the Closing), (ix) providing at least three (3) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the beneficial ownership regulations pursuant to 31 C.F.R. Sec.1010.230 that is reasonably requested by Buyer at least ten (10) Business Days prior to the Closing Date, (x) if requested by Buyer, delivering redemption notices in respect of the Series 2018-GT1 Notes issued by the GMSR Master Trust before the Closing so long as such notice of redemption provides that such redemption is contingent upon the occurrence of the Closing and (xi) consenting to the use of the Company’s trademarks and logos in connection with the Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or the reputation or goodwill of the Company or any of its Affiliates.  The Company hereby consents to the inclusion of the Required Information, as applicable, prior to the Closing in connection with the Financing and/or the transactions contemplated by this Agreement in (i) any registration statement, prospectus or document incorporated by reference therein filed, submitted or otherwise furnished  by Buyer to any Governmental Authority, and (ii) any Marketing Materials, rating agency presentations and similar documents customarily used in connection with the Financing and/or the transactions contemplated by this Agreement, including any customary offering memoranda in connection with a securities offering, whether public or private.  Notwithstanding any other provision of this Agreement to the contrary, none of the Company, the Subsidiaries or their respective personnel or advisors shall be required to provide any such assistance or cooperation which would (A) unreasonably interfere with the businesses or ongoing operations of the Company or its Subsidiaries, (B) require Seller, the Company or any of their Subsidiaries to pay any commitment or other similar fee or incur any other liability or obligation (other than the obligations of the Company and its Subsidiaries expressly set forth in this Section 6.10(a)) in connection with the arrangement of the Financing or any other financing prior to the Closing, (C) result in a breach or violation of any confidentiality arrangement or material agreement or the loss of any legal or other privilege, except that Buyer shall be permitted to disclose non-public or other confidential information obtained by Buyer to the Financing Sources, rating agencies and prospective lenders and investors during syndication or other marketing efforts relating to the Financing, subject to the Financing Sources, the rating agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and to potential investors in a customary confidential offering memorandum and related customary confidential Marketing Materials for capital markets offerings of debt or equity securities, (D) cause any representation or warranty in this Agreement to be breached or any condition to Closing set forth in Article 7 (Conditions Precedent to Obligations of Buyer) or Article 8 (Conditions Precedent to Obligations of Seller) to not be satisfied, (E) cause any director, manager, officer, employee or equity holder of Seller, the Company or any of their Subsidiaries to incur any personal liability, (F) require the directors or managers of Seller, the Company or any of their Subsidiaries, acting in such capacity, to authorize or adopt any resolutions approving any of the Financing Documents that are effective prior to the Closing (other than as expressly set forth in this Section 6.10(a)), (G) require the Company, any of its Subsidiaries or any of their respective directors, managers, officers or employees to execute, deliver or perform, or amend or modify, any agreement, document or instrument, including any financing agreement, with respect to the Financing that is not expressly conditioned upon the consummation of the Closing and that does not terminate without liability to the Company or any of its Subsidiaries or any of their respective directors, managers, officers, employees, or equityholders upon the termination of this Agreement (other than the authorization letters and confirmations referred to in the definition of “Marketing Efforts”), (H) require Seller or any of its Related Parties (without giving effect to the last sentence of the definition thereof) to execute, deliver or perform, or amend or modify, any agreement, document or instrument, including any financing agreement, with respect to the Financing, (I) provide access to or disclose any information that would or would reasonably be expected to waive any attorney-client privilege of Seller, the Company or any of their respective Subsidiaries or (J) take any action that would conflict with or violate this Agreement, any applicable Laws or any Material Contracts to which Seller, the Company or any of their Subsidiaries is a party or by which any of their respective assets or properties is bound.  All such assistance referred to in this Section 6.10 shall be at Buyer’s written request with reasonable prior notice and at Buyer’s sole cost and expense, and Buyer shall promptly upon request reimburse Seller, the Company and their Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by them in connection with such assistance.  None of Seller nor any of its Related Parties shall be required to make any representation or warranty in connection with the Financing or the Marketing Efforts.  Neither Seller nor any of its Related Parties shall have any obligations under this Section 6.10 following the Closing.  For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.10(a) represent the sole obligations of Seller, the Company, the Subsidiaries and their respective personnel and advisors with respect to assistance and cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Buyer with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.  Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the Parties that the conditions set forth in Section 7.2, as applied to Seller’s and the Company’s obligations under this Section 6.10(a), shall be deemed to be satisfied unless a Funding Financing or a Financing that is otherwise material to Buyer and its Subsidiaries taken as a whole (without giving effect to the transactions contemplated hereby),has not been obtained as a direct result of Seller’s or the Company’s breach of their respective obligations under this Section 6.10(a) and such breach (1) was not cured by Seller or the Company, as applicable, within the earlier of ten (10) calendar days after its receipt of written notice thereof from Buyer and the Termination Date, or (2) was incapable of being cured.

(b)          From the date hereof, until the earlier to occur of (i) the Closing Date or (ii) the date this Agreement is terminated pursuant to Article 9, Buyer shall (A) use commercially reasonable best efforts to prevent a breach, default, termination, expiration or similar event from arising under any Debt Financing Commitment Letter and to keep each Debt Financing Commitment Letter in full force and effect (in each case, except as the commitments thereunder are reduced or terminated in accordance with the terms thereof), (B) not agree to any amendment, extension, waiver, termination or expiration of any Debt Financing Commitment Letter without Seller’s prior written consent, if the effect of such amendment, extension, waiver, termination or expiration (x) would reduce the amount of the financing thereunder (unless alternative financing or financing commitments in such amount have been obtained that are reasonably acceptable to Seller (such acceptance not to be unreasonably withheld, conditioned or delayed) and that do not contain new or additional conditions or otherwise expand, amend or modify any of the terms or conditions from the terms and conditions under the Debt Financing Commitment Letters that would be reasonably likely to (i) prevent, delay or impair the ability of Buyer to consummate the  transactions contemplated hereunder or (ii) adversely impact in any material respect the ability of Buyer to enforce its rights against the other parties to such alternative financing or financing commitments) or (y) impose new or additional conditions or otherwise expand, amend or modify any of the terms or the conditions under the Debt Financing Commitment Letters that would be reasonably likely to (i) prevent, delay or impair the ability of Buyer to consummate the transactions contemplated hereunder or (ii) adversely impact in any material respect the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment Letters, and (C) notify Seller promptly, but in any event no later than five (5) Business Days thereafter, if Buyer or its Representative obtains actual knowledge of any breach, default, failure of a condition or contingency, termination, expiration or similar event under any Debt Financing Commitment Letter.

(c)          Buyer shall indemnify, defend and hold harmless Seller, the Company, the Company’s  Subsidiaries and their respective Related Parties from and against any and all Losses suffered or incurred by them in connection with the Financing or any assistance or activities provided in connection therewith, including the performance of their obligations under this Section 6.10, except in instances of gross negligence, bad faith or willful misconduct of Seller, the Company, the Company’s Subsidiaries or their respective Related Parties in connection with the matters for which indemnity, defense or hold-harmless is being claimed.  All non-public or otherwise confidential information regarding the Company, the Subsidiaries and their respective businesses obtained by Buyer or its Financing Sources pursuant to this Section 6.10 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to the Financing Sources, rating agencies and prospective lenders and investors during syndication or other marketing efforts relating to the Financing, subject to the rating agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and to potential investors in a customary confidential offering memorandum and related confidential Marketing Materials for capital markets offerings of debt or equity securities.

(d)          Promptly after the date hereof, Buyer shall use its commercially reasonable best efforts to arrange Equity Financings intended to result in aggregate gross proceeds of at least $500,000,000 (inclusive of any underwriter’s option to purchase additional securities). However, if by the 30th day after the date hereof, Buyer has failed to close (or obtain firm commitments from reputable institutions to close within seven (7) days, and which in fact do close) Equity Financings resulting in aggregate gross proceeds of at least $500,000,000; then Buyer shall use its commercially reasonable best efforts to make, by the 30th day after such failure to close (or, if unable to do so, to continue to use such efforts to make such arrangements as soon as is commercially reasonably practicable thereafter), alternate financing arrangements intended to result (as soon as is commercially reasonably practicable, but in no event later than the Closing Date) in an incremental increase in Buyer’s liquidity of at least $500,000,000 (inclusive of the aggregate gross proceeds from any such Equity Financings). Such alternate financing arrangements may take, without limitation, the form of an asset sale, an incurrence of bank debt, an issuance of debt securities or convertible securities, a bridge financing, a committed asset financing or such other form as is reasonably acceptable to Buyer, or any combination of one or more of the foregoing. At the Seller’s reasonable request, Buyer will provide reasonable updates to the Seller on its liquidity position and the progress of the Equity Financings and any alternative financing arrangements.

6.11          Section 280G Matters.  To the extent that (a) any “disqualified individuals” (as such term is defined for purposes of Section 280G of the Code) (each, a “Disqualified Individual”) of the Company or any of its Subsidiaries would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement and (b) such payment or benefit would, or could reasonably be expected to, constitute a “parachute payment” under Section 280G of the Code, Seller and the Company shall use commercially reasonable best efforts to: (i) seek written waivers by such Disqualified Individuals of any portion of such parachute payment as exceeds (x) three (3) times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less (y) one (1) dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”) and (ii) seek stockholder approval in a manner intended to satisfy the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to any such Disqualified Individual. At least two (2) Business Days prior to obtaining such waivers and seeking stockholder approval, the Company shall provide drafts of the waivers and all stockholder approval materials to Buyer for its review and comment and shall consider any such comments in good faith; provided that, no later than ten (10) Business Days prior to the Closing Date, Buyer shall provide to the Company copies of any arrangements with or negotiated by Buyer or one of its Affiliates, or the relevant terms of such arrangements if not finalized at such time, that would or may be deemed to constitute “parachute payments” as set forth above, and Seller and the Company shall not be deemed to have breached this Section 6.11 with respect to any arrangement that has not been timely communicated by Buyer to the Company.  Prior to the Closing Date, the Company shall deliver to Buyer evidence that any vote of the applicable Company’s stockholders was solicited in accordance with the foregoing provisions and that either (x) the requisite number of stockholder votes was obtained, or (y) the requisite number of stockholder votes was not obtained and no waived parachute payments shall be made.

6.12          Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company, Seller and each of their Related Parties shall not, and shall cause their respective Representatives not to, (a) take any action to encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Representatives) concerning any direct or indirect purchase of the Shares or any merger, sale of all or any material portion of the assets of the Company and its Subsidiaries or similar transactions involving the Company or its Subsidiaries (other than with respect to the purchase or sale of Mortgage Loans (and associated MSRs) by the Company or its Subsidiaries in the ordinary course of business, which shall not be subject to this Section 6.12 (for the avoidance of doubt, to the extent otherwise permitted by this Agreement)) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, if the Company, Seller or each of their Related Parties or their respective Representatives receive any inquiry, proposal or offer from any third party with respect to a possible proposal relating to a transaction of the type described in clause (a) of the preceding sentence, the Company shall (i) notify Buyer of the receipt thereof as promptly as reasonably practicable and (ii) inform such third party that the Company is subject to exclusivity and may not discuss such matters.

6.13          Notification. From the date hereof until the Closing Date, (a) if Seller or the Company has or obtains actual knowledge of any breaches of the representations and warranties contained in Article 3 or Article 4 or covenants in Article 6 that would (in each case) cause any condition set forth herein not to be satisfied, the Company shall, as soon as practicable, disclose to Buyer in writing such material breaches and/or other circumstances, as applicable, and (b) and solely to the extent permitted by Law, each Party shall give prompt written notice to the other Party of its receipt of (i) any written notice from any Applicable Authority or any counterparty to a Material Contract alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (in each case, other than any Applicable Authority or any counterparty to a Material Contract identified in the Disclosure Schedules as a Person from whom such consent is or may be so required), (ii) any written notice from any Applicable Authority in connection with the transactions contemplated by this Agreement or (iii) any material communication (including any notice in connection with any inquiry, investigation or request for information) from or to any Applicable Authority; provided that (A) disclosure or notice pursuant to this Section 6.13 shall not limit or otherwise affect any remedies available to Buyer, pursuant to the terms of this Agreement, and (B) disclosure by Seller shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.14          Intercompany Accounts and Agreements. Except for the Non-Leakage Affiliate Contracts (other than items 3 to 11 of Schedule 4.7(a)(xiii) and items 2 to 5 and 10 on Schedule 4.19, which shall be terminated at or prior to the Closing) and the accounts established and maintained thereunder, all intercompany accounts and agreements between Seller or any of its Related Parties, on the one hand, and the Company or any of its Subsidiaries, on the other hand, as of the Closing that exist shall be terminated at or prior to the Closing with no liability to the Company or any Subsidiary.

6.15          Resignations. Seller and the Company shall deliver to Buyer duly signed resignations, or if such resignation cannot reasonably be obtained, reasonable evidence of removal, effective as of and upon the Closing Date, of each of those directors and/or LLC managers of the Company and its Subsidiaries identified by Buyer in writing to the Company at least ten (10) Business Days prior to the Closing Date.  For the avoidance of doubt, the Parties acknowledge and agree that the resignations will be for the resignation from the director and/or manager positions held by such signatories at the Company and/or its Subsidiaries but will not be a resignation from employment with the Company and/or its Subsidiaries.

6.16          Maintenance of Insurance. From the date hereof until the Closing Date, the Company shall maintain, and shall cause its Subsidiaries, as applicable, to maintain mortgage errors and omissions and fidelity insurance in such amounts and with deductibles as required by the Agencies.

6.17          Non-Solicitation.

(a)          From the date hereof until the first (1st) anniversary of the Closing Date, Seller shall not, and shall cause each of its Related Parties not to, directly or indirectly, (i) solicit or recruit for employment or (ii) hire as an employee or independent contractor any of Persons set forth on Schedule 6.17(a) of the Disclosure Schedule (each, a “Buyer Covered Employee”); provided, however, that nothing in this Section 6.17(a) shall prohibit any of the foregoing activities with respect to any Buyer Covered Employee who has not been employed by the Company or its Subsidiaries during the three (3) months preceding any of such action; provided, further, that nothing in this Section 6.17(a) shall prohibit (x) Seller or any of its Related Parties from making any general advertisement or general solicitation that is not specifically targeted at such Buyer Covered Employees and (y) the solicitation or hiring of such Persons by portfolio companies of any Related Party of Seller so long as such solicitation or hiring is not done directly or indirectly at the direction or encouragement of Seller or its other Related Parties.

(b)          Seller acknowledges that the covenants set forth in this Section 6.17 are an essential element of this Agreement and that, but for the agreement of the other Party to comply with these covenants, neither Seller nor Buyer would have entered into this Agreement.  Seller and Buyer each acknowledges that this Section 6.17 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the other Party. Seller and Buyer each has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.17 are reasonable and proper.

(c)          If any covenant in this Section 6.17 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, the Parties agree that: (i) such determination will not affect the validity or enforceability of (x) the offending term or provision in any other situation or in any other jurisdiction or (y) the remaining terms and provisions of this Section 6.17 in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the court or Governmental Authority making such determination will have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 6.17 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 6.17 will be enforceable as so modified.

6.18          Confidentiality.

(a)          Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that Seller shall, and prior to the Closing, the Company and its Subsidiaries shall, and shall cause each of their Related Parties and their respective directors, officers, employees or Persons serving in a similar capacity that have received any Confidential Information or are otherwise acting at the direction or encouragement of Seller or any of Seller’s Related Parties (other than any of Seller’s Related Parties that have not received any Confidential Information and are not otherwise acting at the direction or encouragement of Seller or any other of Seller’s Related Parties) and its and their respective Representatives from and after the date hereof and for a period of seven (7) years after the Closing (i) to keep the Confidential Information confidential; (ii) to not use the Confidential Information for the benefit of a third party or itself other than for itself in connection with the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person other than such Person’s Representatives on a need to know basis in connection with the transactions contemplated hereby, in each case except with Buyer’s consent; provided that Seller, and prior to the Closing, the Company, shall be responsible for any breach of this Section 6.18 by its Related Parties and any of its or their Representatives; provided, further, that nothing in this Section 6.18 shall restrict Seller or any of its Related Parties from engaging in any line of business similar to the Business so long as Seller or such Related Party does not violate the restrictions set forth in this Section 6.18. Notwithstanding the foregoing, Seller and each of its Related Parties and each of their respective Representatives may use the Confidential Information in connection with (A) any claims arising out of this Agreement, any Related Agreement, or the transactions contemplated hereunder or thereunder, (B) any matter for which the Company has agreed to provide support, cooperation or assistance to any Affiliate or Related Party under the Servicing Transfer Assistance Agreement (but solely as such matter relates to the Servicing Transfer Assistance Agreement and solely to the extent reasonably necessary therefor) or (C) the preparation or filing of any Tax Return.

(b)          Buyer acknowledges the confidential and proprietary nature of the Seller Information and agrees that Buyer shall and shall cause its Related Parties that directly or indirectly have received any Seller Information and its and their respective Representatives from and after the date hereof and for a period of seven (7) years after the Closing (i) to keep the Seller Information confidential; (ii) to not use the Seller Information for the benefit of a third party or itself other than for itself in connection with the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, not disclose the Seller Information to any Person other than such Person’s Representatives on a need to know basis in connection with the transactions contemplated hereby, in each case except with Seller’s consent; provided that Buyer shall be responsible for any breach of this Section 6.18 by its Related Parties and any of its or their Representatives; provided, further, that nothing in this Section 6.18 shall restrict Buyer or any of its Related Parties from engaging in any line of business similar to that of Seller or any of its Related Parties so long as Buyer or such Related Party does not violate the restrictions set forth in this Section 6.18. Notwithstanding the foregoing, Buyer and its Related Parties and its and their respective Representatives may use the Seller Information in connection with (A) any claims arising out of this Agreement, any Related Agreement, or the transactions contemplated hereunder or thereunder, (B) the preparation or filing of any Tax Return or (C) any matter for which the Company or its Subsidiaries has agreed to provide support, cooperation or assistance under the Servicing Transfer Assistance Agreement (but solely as such matter relates to the Servicing Transfer Assistance Agreement and solely to the extent reasonably necessary therefor).

(c)          Notwithstanding anything herein to the contrary, no operating or portfolio company or affiliated investment fund of either Buyer, Seller or any of their respective Related Parties and Representatives shall be deemed to have received Confidential Information or Seller Information, as applicable, solely due to the fact that such Person or its Affiliates or Related Parties’ employees, directors or officers (such person, an “Investment Professional”) who has received or had access to Confidential Information or Seller Information, as applicable, serves as an officer, employee or member of the board of directors (or similar governing body) of such operating or portfolio company or affiliated investment fund so long as such Investment Professional does not provide Confidential Information or Seller Information, as applicable, to such operating or portfolio company or affiliated investment fund (other than to another Investment Professional) and does not use Confidential Information or Seller Information, as applicable, in connection with such role.

(d)          This Section 6.18 does not apply to that part of the Confidential Information or Seller Information that is or becomes generally available to the public other than as a result of a breach of this Section 6.18 by Seller, the Company or Buyer.

(e)          If a Party or its Related Parties or its and their Representatives becomes compelled in any Action to make any disclosure that is prohibited by this Section 6.18, such Person shall, to the extent legally permissible, provide the other Party with prompt notice of such compulsion so that such other Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.18. In the absence of a protective order or other remedy, a Party or its Related Parties or its and their Representatives may disclose that portion (and only that portion) of the Confidential Information or Seller Information, as the case may be, that, upon advice of counsel, such Person is legally compelled to disclose; provided, however, that such Person shall use all reasonable efforts to obtain written assurance that any Person to whom any Confidential Information or Seller Information is so disclosed shall accord confidential treatment to such Confidential Information or Seller Information.

(f)          Nothing in this Section 6.18 will diminish the protections and benefits under applicable Law to which any trade secret included in the Confidential Information or Seller Information is entitled. If any Confidential Information or Seller Information that a Party asserts to be a trade secret under applicable Law is found by a court of competent jurisdiction not to be such a trade secret, such information will nonetheless be considered Confidential Information or Seller Information, as the case may be, of that Party for purposes of this Section 6.18.

6.19          Leakage.

(a)          Prior to the Closing Date, the Company shall notify Buyer in writing as soon as is reasonably practicable upon becoming aware of any Leakage Amount having taken place in the period from (but including) the date of the Latest Balance Sheet to (and including) the Closing Date.

(b)          Seller hereby covenants and agrees that during the period commencing on the date of this Agreement up to and including the Closing Date it shall not, and shall cause the Company and its Subsidiaries not to, incur any Leakage Amount.

6.20          Existing Indebtedness. The Company shall use its commercially reasonable best efforts to provide assistance (and to cause each Subsidiary to use its commercially reasonable best efforts to provide assistance) to Buyer, at the sole expense of Buyer, as is reasonably requested by Buyer in connection with the Existing Financing Amendments.

6.21          Pre-Closing Dividend. Notwithstanding anything to the contrary set forth in this Agreement, the Company and Seller shall cause the Company to declare and pay one or more pre-Closing cash dividends to Seller of up to Four Hundred Million Dollars ($400,000,000) in the aggregate after the date hereof and prior to, or simultaneously with, the Closing, to the extent and subject to the Company’s board of directors’ determination that the Company has sufficient liquidity to take such action and that such action would not result in a default, breach or violation of or under any Material Contract, any cash reserve regulatory requirements applicable to the Company or its Subsidiaries, or any applicable Law, or a breach by a member of the board of directors of the Company of their respective fiduciary duties.  For the avoidance of doubt, any such dividend shall constitute Leakage Amount, which shall reduce the Purchase Price on a dollar-for-dollar basis, but shall not constitute a breach of Section 6.2, Section 6.19(b) or otherwise under this Agreement.  The Company and Buyer shall work together in good faith to provide access to Buyer at the Closing to any excess cash or liquidity of the Company and its Subsidiaries, including pursuant to the existing financing facilities of the Company and its Subsidiaries, which may be used to fund in part the Closing Payment Amount.  For any dividend over One Hundred Million ($100,000,000), and on no more than three occasions, Buyer shall bear the reasonable cost of one solvency opinion in connection with the declaration of such dividend, which costs shall not constitute a Seller Transaction Expense.

6.22          Escrow Agreement.  Prior to Closing, Buyer and Seller shall use commercially reasonable best efforts to negotiate the terms of the Escrow Agreement and the parties shall enter into such Escrow Agreement at the Closing.

ARTICLE 7

Conditions Precedent to Obligations of Buyer

The obligations of Buyer under this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer to the extent permitted by applicable Law) of all of the following conditions precedent:

7.1          Representations and Warranties.

(a)          Each of (i) the representations and warranties of Seller contained in Article 3 (Representations and Warranties of Seller) (other than the Fundamental Representations of Seller) shall be true and correct in all respects (without giving effect to any “materiality” or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct that do not constitute or would not reasonably be expected to constitute a Material Adverse Effect, and (ii) the Fundamental Representations of Seller shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)          Each of (i) the representations and warranties of the Company contained in Article 4 (Representations and Warranties of the Company) (other than the Fundamental Representations of the Company) shall be true and correct in all respects (without giving effect to any “materiality” or Material Adverse Effect qualifiers therein; provided that the foregoing limitation shall not apply with respect to any “material,” “Material Adverse Effect” or other similar materiality qualification contained in the terms “Material Contract” and “Material Proprietary Software”) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct that do not constitute or would not reasonably be expected to constitute a Material Adverse Effect, and (ii) the Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any “materiality” or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

7.2          Compliance with Agreements and Covenants.  The Company and Seller shall have performed and complied in all material respects with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing.

7.3          Antitrust Approvals.  With respect to the Antitrust Approvals, all required waiting periods or necessary permits, approvals, clearances, confirmations, licenses and consents or filings that will be procured in connection with the transactions contemplated by this Agreement shall have expired, terminated, been provided or made, as applicable.

7.4          No Prohibition.  No Governmental Order shall have been adopted, promulgated or entered by any Applicable Authority which prohibits the performance of this Agreement or the consummation of the transactions contemplated hereby.

7.5          Closing Deliveries.  Seller shall have delivered to Buyer all documents required to be delivered by Seller pursuant to Section 2.2(b).

7.6          No Material Adverse Effect.  No Material Adverse Effect shall have occurred.

7.7          Required Regulatory Approvals.  The Required Regulatory Approvals shall have been obtained.

7.8          Required Condition.  The Required Condition shall have been satisfied.

ARTICLE 8

Conditions Precedent to Obligations of Seller

The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller to the extent permitted by applicable Law) of the following conditions precedent:

8.1          Representations and Warranties.  Each of (a) the representations and warranties of Buyer contained in Article 5 (other than the Fundamental Representations of Buyer) shall be true and correct in all respects (without giving effect to any “materiality” or Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct that do not constitute, and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, and (b) the Fundamental Representations of Buyer shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

8.2          Compliance with Agreements and Covenants.  Buyer shall have performed and complied in all material respects with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing.

8.3          Antitrust Approvals.  With respect to the Antitrust Approvals, all required waiting periods or necessary permits, approvals, clearances, confirmations, licenses and consents or filings that will be procured in connection with the transactions contemplated by this Agreement shall have expired, terminated, been provided or made, as applicable.

8.4          No Prohibition.  No Governmental Order shall have been adopted, promulgated or entered by any Applicable Authority which prohibits the performance of this Agreement or the consummation of the transactions contemplated hereby.

8.5          Closing Deliveries.  Buyer shall have delivered to Seller all documents required to be delivered by Buyer pursuant to Section 2.2(c).

8.6          Required Regulatory Approvals.  The Required Regulatory Approvals shall have been obtained.

ARTICLE 9

Termination

9.1          Termination.  This Agreement may be terminated at any time on or prior to the Closing Date, as follows:

(a)          with the mutual written consent of Seller and Buyer;

(b)          by either Seller or Buyer, if the Closing shall not have occurred on or before 5:00 P.M. (Eastern Time) on December 31, 2021 (the “Termination Date”); provided, however, that if, as of the Termination Date (as it may be further extended in accordance with this Section 9.1(b)), all conditions set forth in Article 7 (Conditions Precedent to Obligations of Buyer) and Article 8 (Conditions Precedent to Obligations of Seller), other than the conditions set forth in Section 7.3 (Antitrust Approvals), Section 7.4 (No Prohibition), Section 7.7 (Required Regulatory Approvals), Section 8.3 (Antitrust Approvals), Section 8.4 (No Prohibition) and Section 8.6 (Required Regulatory Approvals), shall have been satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time, or to the extent not prohibited by applicable Law shall have been waived on or before such date, Buyer shall be entitled in its sole discretion to extend the Termination Date by thirty (30) days on two consecutive occasions (for a total of sixty (60) days after December 31, 2021 if Buyer elects to so extend on both occasions), following which such date thereafter shall be deemed to be the Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Buyer if its breach or failure to perform, or to Seller if its or the Company’s breach or failure to perform, any of its representations, warranties, covenants or other agreements contained in this Agreement, has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date (as it may be extended pursuant to this Section 9.1(b));

(c)          by Seller, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 8 (Conditions Precedent to Obligations of Seller) being satisfied and (ii) (A) if capable of being cured, has not been cured by Buyer within the earlier of thirty (30) calendar days after its receipt of written notice thereof from Seller and the Termination Date; or (B) is incapable of being cured; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Seller if Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause any conditions set forth in Article 7 (Conditions Precedent to Obligations of Buyer) to  not be capable of being satisfied or to not be satisfied; provided, further, that the failure to deliver the full consideration payable pursuant to Section 2.3 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller;

(d)          by Buyer, if Seller or the Company shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 7 (Conditions Precedent to Obligations of Buyer) being satisfied and (ii) (A) if capable of being cured, has not been cured by Seller within the earlier of thirty (30) calendar days after its receipt of written notice thereof from Buyer and the Termination Date; or (B) is incapable of being cured; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Buyer if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause any conditions set forth in Article 8 (Conditions Precedent to Obligations of Seller) to not be capable of being satisfied or to not be satisfied;

(e)          by either Seller or Buyer if any Applicable Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (a “Restraint”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Buyer if its failure, or to Seller if its or the Company’s failure, to comply with Section 6.3 (Efforts) or Section 6.4 (Competition Clearance) has caused or resulted in, such Restraint; or

(f)          by Buyer upon five (5) Business Days prior written notice, if any Applicable Authority shall impose or otherwise require any Burdensome Condition or any action constituting a Burdensome Condition as a condition to, or otherwise in connection with, providing a Required Regulatory Approval or, otherwise in connection with the transactions contemplated hereby, or there shall have otherwise occurred a Burdensome Condition (provided, that, for the avoidance of doubt, in no event shall Buyer be required to close following delivery of such notice during the pendency of such notice period); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available if Buyer’s Willful Breach of its obligations under Section 6.3 has been the direct cause of such Burdensome Condition being required and such Willful Breach (i) was not cured by Buyer, within the earlier of fifteen (15) calendar days after its receipt of prompt written notice thereof from Seller and the Termination Date, or (ii) was incapable of being cured.

9.2          Expenses; Termination Fee.

(a)          Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, (i) all costs and expenses (including out-of-pocket fees and expenses of the Party’s independent advisors, investment bankers, consultants, counsels and accountants) incurred or paid by each Party or on its behalf in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses and (ii) notwithstanding the preceding clause (i), if any Party hereto brings an Action (whether in law, equity or otherwise) in connection with any controversy, disagreement or dispute arising under this Agreement, the prevailing Party shall be entitled, in addition to any other rights or remedies available to it, to collect from the non-prevailing Party or Parties the reasonable costs and expenses incurred by such prevailing Party in pursuing such Action, including reasonable attorney’s fees and court costs.

(b)          Termination Fee.

(i)          Buyer shall pay to Seller the amount of Twenty-Five Million Dollars ($25,000,000) (the “Termination Fee”) if this Agreement is terminated:

(A)          by either Seller or Buyer pursuant to Section 9.1(b) or by Seller pursuant to Section 9.1(c) as a result of Buyer’s breach of a representation, warranty or covenant contained in this Agreement and in each case, at the time of any such termination, (I) any or all of the Required Regulatory Approvals shall not have been obtained and (II) all of the conditions set forth in Article 7 (other than the receipt of the Required Regulatory Approvals) have been satisfied or waived as of the date of the termination, other than, in each case, those conditions that by their nature are to be satisfied at the Closing and which would have been satisfied at the Closing had the Closing occurred at the time of such termination, or those conditions that have not been satisfied as a result of a material breach by Buyer of its obligations under this Agreement;

(B)          by either Seller or Buyer pursuant to Section 9.1(e) as a result of a Restraint arising in connection with any Required Regulatory Approval; or

(C)          by Buyer pursuant to Section 9.1(f).

(ii)          In the event the Termination Fee is payable, such fee will be paid to Seller by Buyer in immediately available funds within (3) Business Days after the date of the event giving rise to the obligation to make such payment.  In addition to the Termination Fee, Buyer shall pay, or cause to be paid, to Seller the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with the pursuit of payment of the Termination Fee, together with interest at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) from and including the date the Termination Fee was required to be paid pursuant to the first sentence of this Section 9.2(b)(ii) up to and including the payment date.

(iii)          Buyer acknowledges and agrees that (A) the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated hereby and constitutes a reasonable estimate of the losses that would be suffered by reason of any termination specified under this Section 9.2(b) in light of the difficulty of accurately determining actual damages upon such termination, (B) without these agreements, Seller would not enter into this Agreement, and (C) nothing in this Section 9.2(b) shall impair the rights of Seller, subject to Section 11.10(b), to (x) obtain injunctive relief and/or specific performance pursuant to Section 11.10(a) prior to any termination of this Agreement or (y) seek a remedy for any pre-termination Willful Breach of Section 6.3 which has been the direct cause of the failure to obtain any Required Regulatory Approvals and such Willful Breach (i) was not cured by Buyer, within the earlier of fifteen (15) calendar days after its receipt of prompt written notice thereof from Seller and the Termination Date, or (ii) was incapable of being cured.

(iv)          Each of Seller and the Company acknowledge that in the event that this Agreement is terminated under circumstances where the Termination Fee is payable hereunder, Seller’s right to receive full payment of the Termination Fee pursuant to this Section 9.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller, the Company and any of their respective Related Parties against Buyer and each of Buyer’s Related Parties for any and all losses or damages suffered or incurred in connection with this Agreement (and the actual or purported termination hereof) and the transactions contemplated hereby (and the abandonment thereof); provided that notwithstanding the foregoing, nothing in this Section 9.2(b) shall impair the rights of Seller, subject to Section 11.10(b), to (x) obtain injunctive relief and/or specific performance pursuant to Section 11.10(a) prior to any termination of this Agreement or (y) seek a remedy for any pre-termination Willful Breach of Section 6.3 which has been the direct cause of the failure to obtain any Required Regulatory Approvals and such Willful Breach (i) was not cured by Buyer, within the earlier of fifteen (15) calendar days after its receipt of prompt written notice thereof from Seller and the Termination Date, or (ii) was incapable of being cured.

9.3          Effect of Termination.  In the event of a valid termination of this Agreement by either Seller or Buyer as provided in Section 9.1, this Agreement will forthwith become void and have no further force or effect, without any liability (other than as set forth in Section 9.2 or this Section 9.3) on the part of Buyer, Seller or the Company; provided, however, that the provisions of Section 6.1(b) (Access to Information and Facilities), Section 6.7 (Public Announcements), Section 6.10(a) (Indemnity for Financing Cooperation), Section 10.3 (Non-Recourse Persons), Section 9.2 (Expenses; Termination Fee), this Section 9.3, and Article 11 (Miscellaneous) will survive any termination hereof; provided, further, that except as provided in Section 9.2(b)(iv), nothing in Section 9.2 or this Section 9.3 shall relieve any Party of any liability for Fraud or any Willful Breach by such Party of this Agreement prior to termination.  The Confidentiality Agreement will survive any termination hereof in accordance with its terms.

9.4          Notice of Termination.  In order to validly terminate this Agreement pursuant to Section 9.1, the Party seeking to terminate this Agreement shall deliver prior written notice to the other Parties, specifying (i) the subsection of Section 9.1 pursuant to which this Agreement is being terminated and (ii) the factual basis, in reasonable detail, giving rise to such Party’s right to terminate this Agreement pursuant to Section 9.1.

ARTICLE 10

Non-Survival; Release and Related Matters

10.1          Non-Survival.  Notwithstanding anything to the contrary in this Agreement, all of the representations and warranties contained in this Agreement (including the Disclosure Schedule, schedules and exhibits attached hereto and the certificates delivered pursuant hereto) and each of the covenants and agreements contained in Article 6 (Covenants) shall terminate automatically at and will not survive the Closing, and none of Buyer, the Company, Seller nor any of their respective Related Parties, successors, permitted assigns or heirs, will have any liability whatsoever and may not bring any Action with respect to any such representations, warranties, covenants or agreements (it being understood that such Persons are intended to benefit from this Section 10.1, whether or not party to this Agreement); provided, however, that (a) any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing and (b) claims for Fraud will survive up to the applicable statute of limitations for such claims.  Other than the preceding subsection (b), nothing in this Section 10.1 shall limit or restrict, or be used as a defense against, any Person’s liability or any cause of action in respect of Fraud.

10.2          Release.

(a)          Effective as of the Closing, each of Buyer, the Company and its Subsidiaries, on behalf of itself, its Affiliates and their respective heirs, Representatives, successors and assigns (collectively, the “Buyer Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by law, Seller and its Related Parties (each, a “Seller Releasee”) from and against any and all Actions, causes of action, demands, obligations, Losses, debts and dues whatsoever (in each case whether existing at the Closing or arising thereafter, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and equity or based on contract, tort or otherwise) arising out of, relating to or resulting from the organization, management or operation of the businesses of the Company and its Subsidiaries on or prior to the Closing Date (including under the Affiliate Contracts and any action or inaction, errors or omissions constituting breach of or nonperformance under such Affiliate Contracts), other than claims, demands and causes of action (i) arising under this Agreement and the Related Agreements or (ii) with respect to Fraud; provided, that this Section 10.2(a) shall not release the Seller Releasee from any specific obligations or any payments owed to the Company or any of its Subsidiaries, or any claims, demands or causes of action or Losses incurred by or asserted against the Company or any of its Subsidiaries by a third party related to the servicing of any Mortgage Loans by the Company or any of its Subsidiaries, on behalf of, or for the benefit of, any Seller Releasee pursuant to any servicing and securitization agreements and other related agreements among the Company or any of its Subsidiaries, on the one hand, and any Seller Releasee, on the other hand, which result from the following (1) any breach of any representation, warranty or covenant made by a Seller Releasee in such agreements, (2) the Company’s or any of its Subsidiaries’ compliance with a directive or instructions of a Seller Releasor or (3) the performance of the Company’s or any of its Subsidiaries’ duties in compliance with such agreements prior to the Closing Date.

(b) Effective as of the Closing, Seller on behalf of itself, its Related Parties and their respective heirs, Representatives, successors and assigns (collectively, the “Seller Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by law, Buyer, its Affiliates, the Company, its Subsidiaries and their Related Parties (each, a “Buyer Releasee”) from and against any and all Actions, causes of action, demands, obligations, Losses, debts and dues whatsoever (in each case whether existing at the Closing or arising thereafter, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and equity or based on contract, tort or otherwise) arising out of, relating to or resulting from the organization, management or operation of the businesses of the Company and its Subsidiaries on or prior to the Closing Date (including under the Affiliate Contracts and any action or inaction, errors or omissions constituting breach of or nonperformance under such Affiliate Contracts) other than claims, demands and causes of action (i) arising under this Agreement and the Related Agreements, or (ii) with respect to Fraud; provided that this Section 10.2(b) shall not release the Company or its Subsidiaries from specific obligations under any servicing and securitization agreements and other related agreements among the Company and its Subsidiaries, on the one hand, and any Seller Releasor, on the other hand, owed to the Seller Releasors in connection with the valid performance of the obligations of the parties thereunder or any bona fide third party claims in respect thereof not brought by or on behalf of or for the benefit of any Seller Releasor.

(c) The Seller Releasees and Buyer Releasees not party to this Agreement are intended third-party beneficiaries of this Section 10.2, with full rights of enforcement of this Section 10.2 as if a party thereto.

10.3          Non-Recourse Persons.  Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, and except in the case of Fraud, Buyer, the Company and Seller each agree and acknowledge, for itself, its Related Parties and their respective successors and assigns, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Related Party of another Party (but, for the avoidance of doubt, without limiting recourse against Buyer, the Company or Seller) or any of their respective successors and assigns, whether in their capacity as such or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the foregoing, whether in their capacity as such or otherwise, for any obligation of such Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

ARTICLE 11

Miscellaneous

11.1          Amendment.  This Agreement may be amended, modified or supplemented only in a writing signed by Buyer, the Company and Seller.  Notwithstanding any other provision of this Agreement to the contrary, Section 9.3 (Effect of Termination), Section 11.6 (Third Party Beneficiaries), Section 11.9 (Waiver of Jury Trial), Section 11.10 (Specific Performance), Section 11.11 (Severability), Section 11.12 (Construction) and Section 11.17 (Financing Sources) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections) may not be amended, modified, waived or terminated in a manner that is material and adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

11.2          Notices.  Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the receiving Party (otherwise on the next Business Day), (c) on the next Business Day if sent by an overnight delivery service, or (d) five (5) Business Days after being deposited in the United States mail, certified or registered mail, postage prepaid:

(a)	If to Seller, or prior to the Closing, the Company, addressed as follows: LSF Pickens Holdings, LLC 2711 N. Haskell Avenue, Suite 1700 Dallas, TX 75204
	Attn:	Chip Cammerer
Rafael Colorado
	Email:	ccammerer@lonestarfunds.com
rcolorado@hudson-advisors.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606
	Attn:	Laurence Platt
Elizabeth A. Raymond
Jon Van Gorp
	Email:	lplatt@mayerbrown.com
eraymond@mayerbrown.com
jvangorp@mayerbrown.com

(b)
If to Buyer, or after the Closing, the Company, addressed as follows:

1345 Avenue of the Americas
New York, NY 10105
Attn: Varun Wadhawan and BoHee Yoon
Email: vwadhawan@fortress.com and byoon@fortress.com

With a copy to (which shall not constitute notice): Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
	Attn:	Joseph A. Coco
Peter D. Serating
	Email:	joseph.coco@skadden.com
peter.serating@skadden.com

and Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, Delaware 19801
	Attn:	Faiz Ahmad
	Email:	faiz.ahmad@skadden.com

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

11.3          Waivers.  No failure or delay on the part of any Party to exercise any right, power or remedy of such Party hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver by a Party of any condition or breach of any term, covenant, representation or warranty or other provision contained in this Agreement shall be effective unless in writing signed by such Party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or shall extend to or affect any other condition or breach of any other term, covenant, representation or warranty or other provision contained herein.

11.4          Disclosure Schedule.  The Disclosure Schedule has been prepared to correspond to and qualify specific numbered paragraphs of sections as set forth therein; provided, however, that any disclosure in the Disclosure Schedule corresponding to and qualifying a specific representation and warranty hereof shall be deemed to correspond to and qualify any other representation and warranty relating to such Party to the extent the relevance of such disclosure to such other paragraph or section is reasonably apparent on the face of such disclosure; provided, further, that no disclosure shall be deemed to qualify Schedule 4.5(a) except as set forth therein. Nothing set forth in the Disclosure Schedule shall be deemed to broaden or otherwise amplify the representations and warranties contained in this Agreement or to interpret the meaning of any of the representations or warranties in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement.

11.5          Successors and Assigns; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.  No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party at any time, whether or not by operation of law, without the prior written consent of Seller and Buyer, and any attempted assignment without the required consent shall be null and void; provided that Buyer may assign its rights hereunder to any one or more of its Subsidiaries with prior notice to Seller and the Company; provided, further, that no such assignment shall in any manner limit or affect Buyer’s obligations hereunder.

11.6          Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any right, remedy, claim, liability, reimbursement or cause of action under or with respect to this Agreement or any provision of this Agreement.  Notwithstanding the foregoing, the Persons referred to in Section 6.8 (Indemnification of Directors and Officers), Section 10.1 (Non-Survival), Section 10.2 (Release), Section 11.14 (Protected Communications) and Section 11.17 (Financing Sources) are hereby made third party beneficiaries of this Agreement, in each case, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements.

11.7          Entire Understanding.  The exhibits, schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.  This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings among the Parties regarding the subject matter hereof and thereof.

11.8          Applicable Law.  This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any Laws, rules or provisions of the State of Delaware that would cause the application of the Laws, rules or provisions of any jurisdiction other than the State of Delaware.

11.9          Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Related Agreements is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Related Agreements, or the transactions contemplated hereby or thereby.  Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each Party understands and has considered the implications of this wavier; (c) each Party makes this waiver voluntarily; and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

11.10          Specific Performance; Remedies.

(a)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief and appropriate injunctive relief shall be granted in connection therewith (without proof of actual damages).  Furthermore, Buyer agrees that Seller shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Buyer hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief and appropriate injunctive relief shall be granted in connection therewith (without proof of actual damages).  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity. The parties further agree (i) not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of money damages would provide an adequate remedy.

(b)          Seller may simultaneously pursue a grant of specific performance under this Section 11.10, the payment of the Termination Fee under Section 9.2(b) and, subject to Section 9.2(b)(iv), any remedies for any Willful Breach of this Agreement by Buyer; provided, however, that Seller shall not be entitled to receive more than one of the following: (i) a grant of specific performance that results in the consummation of the Closing and payment of the Purchase Price, (ii) payment of the Termination Fee and any interest thereon payable pursuant to Section 9.2(b)(ii) or (iii) damages for any pre-termination Willful Breach by Buyer of its obligations hereunder; provided, further, that, (x) in each case of clauses (i) through (iii) in the foregoing proviso, Seller shall be entitled to reasonable costs and expenses (including reasonable attorneys’ fees) to the extent provided in Section 9.2(a) incurred by Seller in connection with the pursuit of such remedy and (y) in no event shall Seller be restricted from receiving, in addition to a remedy set forth in clause (i), (ii) or (iii) above, specific performance or damages (but not both) with respect to Buyer’s breach of its obligations after termination that by such obligation’s terms contemplate performance following the termination of this Agreement.  For the avoidance of doubt, if the Termination Fee is paid by Buyer and accepted by Seller (in Seller’s sole discretion), then such Termination Fee shall be the sole and exclusive remedy and none of Seller, the Company nor their Related Parties shall be entitled to continue to seek damages or other remedies.

(c)          Buyer may simultaneously pursue a grant of specific performance under this Section 11.10 and any remedies for any Willful Breach of this Agreement by Seller or the Company; provided, however, that Buyer shall not be entitled to receive more than one of the following: (i) a grant of specific performance that results in the consummation of the Closing or (ii) damages for any pre-termination Willful Breach by Seller or the Company of their obligations hereunder; provided, further, that, (x) in each case of clauses (i) and (ii) in the foregoing proviso, Buyer shall be entitled to reasonable costs and expenses (including reasonable attorneys’ fees) to the extent provided in Section 9.2(a) incurred by Buyer in connection with the pursuit of such remedy and (y) in no event shall Buyer be restricted from receiving, in addition to a remedy set forth in clause (i) or (ii) above, specific performance or damages (but not both) with respect to Seller’s or the Company’s breach of its obligations after termination that by such obligation’s terms contemplate performance following the termination of this Agreement.

(d)          The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement.  The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

11.11          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.12          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  The Parties agree and acknowledge that they are sophisticated parties, have reviewed the terms of this Agreement and the Related Agreements, engaged counsel and advisors as they have each determined necessary to fully understand their respective rights and obligations hereunder and thereunder, and accordingly, no agreement, provision, condition, waiver, representation, warranty, acknowledgement or other term hereof or thereof shall be deemed unenforceable or otherwise inoperable for lack of conspicuousness or emphatic text.

11.13          Counterparts.  This Agreement may be executed in multiple counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method.  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart.  To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.  No Party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.

11.14          Protected Communication.

(a)          The Parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Company and any Subsidiary in and to all Protected Communications shall thereupon transfer to and be vested solely in Seller and its successors in interest and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company or any Subsidiary shall thereupon be vested exclusively in Seller and its successors in interest and shall be exercised or waived solely as directed by Seller or its successors in interest.

(b)          None of Buyer, the Company, the Subsidiaries or any Person acting on any of their behalf shall, without the prior written consent of Seller or its successors in interest, assert or waive or attempt to assert or waive the attorney-client privilege or work product protection, or to use any Protected Communications in any dispute or legal proceeding against Seller or any of its Related Parties relating to or in connection with this Agreement or any of the transactions contemplated herein; provided, however, (i) the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor Seller from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto and (ii) in the event a dispute arises between any Buyer Group Members, on the one hand, and any other Person (other than the Seller Group Members), on the other hand, such Buyer Group Members shall not, absent a judicial order or other legal process, disclose any documents or information subject to protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications without the prior written consent of Seller (provided that if such Buyer Group Members are required by judicial order or other legal process to make such disclosure, such Buyer Group Members shall promptly notify Seller in writing of such requirement to the extent permitted by applicable Law (without making disclosure) and shall provide Seller with such cooperation and assistance as shall be necessary to enable Seller to seek to prevent disclosure by reason of any protection against disclosure, including the attorney-client privileges and work product protections).

(c)          Without limiting the generality of the foregoing, (i) Seller shall have the right to retain, or cause Mayer Brown to retain, any Protected Communications in possession of Mayer Brown at the Closing and (ii) Buyer shall (and following the Closing shall cause the Company, the Subsidiaries to) take actions necessary to ensure that any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications will survive the Closing, remain in effect and transfer to and be vested solely in Seller and its successors in interest. Seller shall have the right (subject to applicable Law) at any time prior to the Closing to remove, erase, delete, disable or copy any Protected Communications; provided that such removal, erasure, deletion, disabling or copying does not remove, erase, delete, disable or modify any non-Protected Communications.

(d)          This Section 11.14 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries.

11.15          No Waiver of Privilege, Protection from Disclosure or Use.  The Parties understand and agree that nothing in this Agreement, including the provisions of Section 6.5 (Preservation of Records; Post-Closing Access and Cooperation) and Section 11.14 (Protected Communication) regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use.  Each of the Parties understands and agrees that it has undertaken commercially reasonable best efforts to prevent the disclosure of Protected Communications.  Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be eligible to be subject to a claim of privilege or otherwise protected from disclosure.  The Parties further understand and agree that any disclosure of information that may be subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of privilege or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information.  The Parties agree to use commercially reasonable best efforts to return any inadvertently disclosed privileged information to the disclosing Party promptly upon becoming aware of its existence.  The Parties further agree that promptly after the return of any inadvertently disclosed privileged information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed privileged information, including electronic versions thereof.

11.16          Relationship of the Parties.  Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto.  No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

11.17          Financing Sources.

(a)          Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees that it will not bring or support any action of any kind or description, whether at law or equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the Related Agreements or the other documents contemplated hereby or thereby, or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or services related thereto, in any forum other than the United States District Court for the Southern District of New York or any New York state court sitting in the Borough of Manhattan in the City of New York, and that the provisions of Section 11.9 (Waiver of Jury Trial) relating to the waiver of jury trial shall apply to, and the Laws of the State of New York, without regard to the conflict of laws rules thereof, shall govern, any such action.  The Parties hereby agree that mailing of process or other papers in connection with any such action in the manner provided in Section 11.2 (Notices), or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(b)          Notwithstanding anything in this Agreement to the contrary, the Financing Sources shall be express third-party beneficiaries and shall be entitled to enforce the agreements contained in Section 9.3 (Effect of Termination), Section 11.1 (Amendment), Section 11.10 (Specific Performance) and this Section 11.17.

(c)          Notwithstanding anything to the contrary in this Agreement, the Financing Sources shall not have any liability to Seller or any of its Subsidiaries relating to or arising out of this Agreement or the Debt Financing or any related agreements or the transactions contemplated hereby or by the Related Agreements, whether at law or equity, in contract or in tort or otherwise, and Seller and its Subsidiaries shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Financing Source under this Agreement or the Debt Financing or any related agreements, whether at law or equity, in contract or in tort or otherwise, and Seller (on behalf of itself and its Subsidiaries) hereby waives any rights or claims against any Financing Source relating to or arising out of this Agreement or the Debt Financing or any related agreements or the transactions contemplated hereby or by the Related Agreements, whether at law or equity, in contract, in tort or otherwise.

11.18          Jurisdiction.  Except as otherwise expressly provided in this Agreement, all Actions arising out of or in connection with this Agreement or the transactions contemplated hereby (including in contract, tort or otherwise) shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any other federal or state court located in the State of Delaware and the appropriate appellate courts therefrom, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to jurisdiction of the aforesaid courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the aforesaid courts.  Each of the Parties agrees that mailing copies of process on such party in a manner consistent with Section 11.2 shall constitute an alternative method of service of process in any legal proceeding that shall be effective and binding service in every respect; provided, however, that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law.  Each of the parties agrees that a final judgment in any action or proceeding in such courts as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

LSF PICKENS HOLDINGS, LLC

By:	/s/ Rafael Colorado
Name:	Rafael Colorado
Title:	President

COMPANY:

CALIBER HOME LOANS, INC.

By:	/s/ Sanjiv Das
Name:	Sanjiv Das
Title:	Chief Executive Officer

BUYER:

NEW RESIDENTIAL INVESTMENT CORP.

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Executive Officer

(Signature Page – Stock Purchase Agreement)